Exhibit 2.1

FINAL FORM

INVESTMENT AGREEMENT

by and among

MONSTER PARTNERS LP,

MONSTER HOLDINGS LP

and

GROUPON TRAILBLAZER, INC.

Dated as of

April 19, 2015

TABLE OF CONTENTS

ARTICLE I Transactions; Closing		2
1.1.	Newco Limited Partnership Agreement	2
1.2.	Subscription for Class A Interests of Newco	2
1.3.	Subscription for Class B Interests of Newco	2
1.4.	Contribution to LS Korea	3
1.5.	Loan to TMON	3
1.6.	The Closing	3
1.7.	Deliveries at the Closing	3
1.8.	Withholding	4
1.9.	Adjustment for Cash Shortfall	5

ARTICLE II Representations and Warranties of Trailblazer		5
2.1.	Organization	5
2.2.	Subsidiaries	6
2.3.	Authority; Capacity	6
2.4.	No Violation; Required Consents	6
2.5.	Capitalization	7
2.6.	Financial Statements	8
2.7.	Absence of Undisclosed Liabilities	8
2.8.	LS Korea	9
2.9.	Title to Assets	9
2.10.	Employees/Employee Benefit Matters	9
2.11.	Absence of Certain Changes or Events	13
2.12.	Taxes	13
2.13.	Compliance with Laws	15
2.14.	Litigation	17
2.15.	Material Contracts	17
2.16.	Brokers	20
2.17.	Intellectual Property	20
2.18.	Licenses and Permits	22
2.19.	Real Property and Assets	23
2.20.	Certain Relationships	23
2.21.	Accounts with Financial Institutions	24
2.22.	Insurance	24
2.23.	Major Suppliers	24
2.24.	Environmental and Safety Laws	24
2.25.	Powers of Attorney	25
2.26.	Investment Representation	25
2.27.	General Solicitation	25
2.28.	Amended and Restated Limited Partnership Agreement	26
2.29.	Non-Reliance	26

ARTICLE III Representations and Warranties of Investor		26
3.1.	Organization, Standing and Corporate Power	26
3.2.	Non-Contravention; Consents	26

i

3.3.	Brokers	27
3.4.	Capital Resources	27
3.5.	Investment Representation	27
3.6.	General Solicitation	28
3.7.	Amended and Restated Limited Partnership Agreement	28
3.8.	Non-Reliance	28

ARTICLE IV Representations and Warranties of Newco		28
4.1.	Organization, Standing and Corporate Power	29
4.2.	Non-Contravention; Consents	29
4.3.	Capital Structure	29
4.4.	Brokers	30
4.5.	Capital Resources	30
4.6.	Non-Reliance	30

ARTICLE V Pre-Closing Covenants and Agreements		30
5.1.	Conduct of Business of Trailblazer and the Group Companies	30
5.2.	Further Assurances; Regulatory Filings	33
5.3.	Notices and Consents	35
5.4.	Delivery of Monthly Financial Statements	35
5.5.	Access	35
5.6.	Notification of Certain Matters	36
5.7.	Exclusivity	37
5.8.	Intercompany Accounts	37
5.9.	Employee Contribution Bonus	37
5.10.	Group Company Transaction Costs	37

ARTICLE VI Closing Conditions		38
6.1.	Conditions Precedent to Each Party’s Obligations	38
6.2.	Conditions Precedent to Obligations of Investor	38
6.3.	Conditions Precedent to Obligations of Trailblazer	39

ARTICLE VII Termination		40
7.1.	Termination	40
7.2.	Effect of Termination	41

ARTICLE VIII Indemnification		41
8.1.	Indemnification by Trailblazer Indemnitor	41
8.2.	Indemnification by Investor	42
8.3.	Indemnification Limitations	42
8.4.	Indemnification Procedures	42
8.5.	Special Damages	45
8.6.	Computation of Damages	45
8.7.	Exclusive Remedy	45
8.8.	Duplication of Recovery	45
8.9.	Subrogation	46
8.10.	Survival	46

8.11.	Binding Effect of Indemnity Terms	46
8.12.	Investor Investment Amount Adjustment	46
8.13.	No Right of Contribution	46
8.14.	Tax Treatment of the Trailblazer Contribution and the Trailblazer Distribution	46

ARTICLE IX Post-Closing Covenants and Agreements		47
9.1.	Further Assurances	47
9.2.	Release	47

ARTICLE X Definitions		48

ARTICLE XI Miscellaneous		60
11.1.	Fees and Expenses	60
11.2.	Press Release and Announcements.	60
11.3.	Specific Enforcement	60
11.4.	Consent to Amendments; Waivers	61
11.5.	Successors and Assigns	61
11.6.	Severability	61
11.7.	Counterparts	62
11.8.	Descriptive Headings; Interpretation	62
11.9.	Entire Agreement	62
11.10.	No Third Party Beneficiaries	62
11.11.	Schedules and Exhibits	62
11.12.	Governing Law	63
11.13.	Waiver of Jury Trial	63
11.14.	Consent to Jurisdiction	63
11.15.	Notices	64
11.16.	No Strict Construction	65
11.17.	Non-Recourse	65
11.18.	Delayed Closing with Respect to Certain Class A Units	66

EXHIBITS

A	-	Form of Founder Side Letter Agreement
B	-	Form of Restrictive Covenants Agreement
C	-	Form of Tax Indemnity Agreement
D	-	Form of Amended and Restated Limited Partnership Agreement of Newco
E	-	Newco Contribution Agreement
F-1	-	KKR Equity Commitment Letter
F-2	-	Anchor Equity Commitment Letter
G	-	Form of Registration Rights Agreement

SCHEDULES

Schedule 2.1(c) - Qualified to do Business

Schedule 2.2(a) - Subsidiaries

Schedule 2.2(b) - Future Investment or Capital Contribution Obligations

Schedule 2.4 - Required Consents

Schedule 2.5 - Company Indebtedness

Schedule 2.7 - Absence of Undisclosed Liabilities

Schedule 2.8 - LS Korea Contracts

Schedule 2.9(b) - Exceptions to Sufficiency of Assets

Schedule 2.10(b) - Employees

Schedule 2.10(c) - Employees/Employee Benefit Matters - Outstanding Offers of Employment

Schedule 2.10(e) - Employees/Employee Benefit Matters - Compliance with Laws

Schedule 2.10(f) - Employees/Employee Benefit Matters - Benefit Plans and Policies

Schedule 2.10(k) - Employees/Employee Benefit Matters - Acceleration of Benefits

Schedule 2.12(a) - Tax Returns

Schedule 2.12(b) - Withholding

Schedule 2.12(c) - Tax Disputes/Investigations

Schedule 2.12(d) - Tax Returns/Audits

Schedule 2.12(i) - Tax Classifications

Schedule 2.13(a) - Compliance with Laws

Schedule 2.13(b) - Compliance with Laws - Privacy Laws

Schedule 2.13(c) - Compliance with Laws - Privacy Policies

Schedule 2.13(d) - Compliance with Laws - Privacy Notices

Schedule 2.13(e) - Compliance with Laws - Privacy Access, Use and Disclosure

Schedule 2.14 - Litigation

Schedule 2.15(a) - Material Contracts

Schedule 2.15(c) - Material Contracts - Waivers/Negotiations

Schedule 2.17(a) - Intellectual Property

Schedule 2.17(b) - Intellectual Property - Public Software and Open License

Schedule 2.17(c) - Intellectual Property - Programmatically Collected Information

Schedule 2.17(d) - Intellectual Property - Utilization

Schedule 2.17(e) - Intellectual Property - Unauthorized Access

Schedule 2.18 - Licenses and Permits

Schedule 2.19 - Real Property and Assets

Schedule 2.20 - Certain Relationships

Schedule 2.21 - Accounts with Financial Institutions

Schedule 2.22 - Insurance

Schedule 2.23 - Major Suppliers

Schedule 2.25 - Powers of Attorney

Schedule 5.1 - Covenants

Schedule 5.1(l) - Capital Expenditure Budget

Schedule 6.2(d) - Required Consents

Schedule 6.2(e) - Resignations

Schedule 6.2(f) - Termination of Affiliate Agreements

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of April 19, 2015, is entered into by and among Monster Partners LP, a Delaware limited partnership (“Investor”), Monster Holdings LP, a Delaware limited partnership (“Newco”), and Groupon Trailblazer, Inc., a Delaware corporation (“Trailblazer”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article X.

WHEREAS, the parties desire to enter into a transaction pursuant to which each of the Investor and Trailblazer will jointly own Living Social Korea Inc., a company incorporated under the Laws of the Republic of Korea (“LS Korea”), through joint ownership of Newco on the terms and subject to the conditions set forth in this Agreement (the “Transaction”);

WHEREAS, Trailblazer owns all of the issued and outstanding equity interests (the “LS Interests”) of LS Korea and Investor is a newly formed Delaware limited partnership established by KKR Monster Aggregator L.P. and AEP-Tiger L.P. for purposes of engaging in the Transaction;

WHEREAS, LS Korea owns all of the issued and outstanding equity interests of Ticket Monster Inc., a company incorporated under the Laws of the Republic of Korea (“TMON”);

WHEREAS, immediately prior to the Closing, Investor and Trailblazer desire to amend and restate the limited partnership agreement of Newco (the “Limited Partnership Agreement”) to authorize the issuance of Class A Units of Newco (the “Class A Units”), Class B Units of Newco (the “Class B Units”) and Class C Units of Newco (the “Class C Units”);

WHEREAS, immediately following the Investment, Newco shall contribute the Newco Contribution Amount to LS Korea in exchange for a number of LS Interests equal to the Newco Contribution Amount divided by the price per interest of the LS Interests in dollars as of the Closing Date based on the Closing Exchange Rate (the “Newco Contribution”);

WHEREAS, immediately following the Newco Contribution, Newco shall distribute to Trailblazer the Trailblazer Cash Amount (the “Trailblazer Distribution”);

WHEREAS, immediately following the making of the Trailblazer Distribution, Investor and Trailblazer shall cause LS Korea to lend the Newco Contribution Amount to TMON;

WHEREAS, concurrently with the execution of this Agreement, Daniel Shin (“Founder”) is executing a side letter agreement with Groupon, substantially in the form of Exhibit A attached hereto, pursuant to which Founder will liquidate certain restricted stock units of Groupon, Inc. (“Groupon”) and subsequently acquire certain Class B Units from Trailblazer (the “Founder Side Letter Agreement”);

WHEREAS, the parties intend that for U.S. federal income Tax purposes the Investor Contribution shall be governed by Section 721 of the Code;

WHEREAS, the parties intend that for U.S. federal income Tax purposes (i) a portion of the Trailblazer Contribution in the amount of $441,000,000 shall be governed by Section 721 of the Code, (ii) a portion of the Trailblazer Distribution in the amount of $121,000,000 shall be governed by Section 1.707-4(d) of the Treasury Regulations and shall be treated as a distribution of cash governed by Section 731 of the Code, and (iii) the remaining portion of the Trailblazer Contribution and the Trailblazer Distribution in the amount of $164,000,000 shall be treated as a disguised sale of property governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, concurrently with the execution of and as an inducement to enter into this Agreement, Trailblazer, Investor and Groupon have entered into a Restrictive Covenants Agreement, substantially in the form of Exhibit B attached hereto (the “Restrictive Covenants Agreement”); and

WHEREAS, Investor, Newco and Trailblazer intend to enter into a Tax Indemnity Agreement, substantially in the form of Exhibit C attached hereto (the “Tax Indemnity Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Transactions; Closing

1.1. Newco Limited Partnership Agreement. At or prior to the Closing, the Limited Partnership Agreement shall be amended and restated, substantially in the form of Exhibit D attached hereto.

1.2. Subscription for Class A Interests of Newco. At the Closing, Investor shall contribute, or shall cause to be contributed, to Newco cash equal to the Investor Investment Amount by wire transfer of immediately available funds to an account specified in writing by Newco no less than two (2) Business Days prior to the Closing, and Newco shall accept as a contribution the Investor Investment Amount. Concurrently therewith, Newco shall issue to Investor, and Investor shall accept, 72,000,000 Class A Units (as such number of Class A Units may be adjusted in connection with a Delayed Closing) free and clear of all Liens.

1.3. Subscription for Class B Interests of Newco. At the Closing, Trailblazer shall contribute to Newco the LS Interests, and Newco shall accept as a contribution the LS Interests and in exchange therefor, Newco shall (a) issue to Trailblazer, and Trailblazer shall accept, 64,000,000 Class B Units, with a capital account balance and agreed value of $320,000,000, free and clear of all Liens, and (b) pay to Trailblazer the Trailblazer Cash Amount, subject to adjustment pursuant to Section 1.9, by wire transfer of immediately available funds to an account specified in writing by Trailblazer no less than two (2) Business Days prior to the Closing. The parties hereto acknowledge and agree that the aggregate value of the LS Interests transferred from Trailblazer to Newco pursuant to this Agreement is equal to $605,000,000.

1.4. Contribution to LS Korea. Immediately following the consummation of the transactions contemplated by Section 1.2 and Section 1.3, Newco shall contribute to LS Korea the Newco Contribution Amount pursuant to the terms of the Newco Contribution Agreement, substantially in the form of Exhibit E attached hereto.

1.5. Loan to TMON. Immediately following the consummation of the transactions contemplated by Section 1.4, LS Korea shall loan the Newco Contribution Amount to TMON pursuant to a loan agreement in a form to be reasonably agreed upon by the parties.

1.6. The Closing. The consummation of the Investment (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 commencing at 10:30 a.m. local time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated to be satisfied at the Closing (other than conditions with respect to actions to be taken by the respective parties at the Closing but subject to the satisfaction of such conditions at the Closing) or such other date, place or time as Investor and Trailblazer may agree (including, if so agreed, by the electronic exchange of documents and signatures). The date and time of the Closing are referred to as the “Closing Date”. For accounting purposes only, the Closing shall be deemed to occur and shall be effective at 11:59 p.m., Seoul, Korea time on the Closing Date.

1.7. Deliveries at the Closing. At the Closing, and subject to Section 11.18, the parties hereto shall take the following actions:

(a) Trailblazer shall deliver:

(i) to Investor, the documents and agreements required to be delivered pursuant to Sections 6.2(c) through and including 6.2(k);

(ii) a copy, certified by an officer of Trailblazer, of (i) the resolutions of Trailblazer’s board of directors authorizing the execution and delivery of this Agreement and such other Transaction Documents to which Trailblazer is a party, and the consummation of the transactions contemplated hereby and thereby and (ii) the consent of the sole stockholder of Trailblazer approving the transactions contemplated by this Agreement;

(iii) a written confirmation with a fixed date stamp from Trailblazer confirming the transfer of the LS Interests and that there were no certificates created for such LS Interests;

(iv) to Investor and Newco, an original copy of the unitholders registry of LS Korea showing, as of the Closing, Newco as the registered owner of the LS Interests pursuant to the Trailblazer Contribution;

(v) to Investor and Newco the CGT Exemption Application contemplated by Section 1.8 of this Agreement; and

(vi) to Investor and Newco, an original shareholders registry of TMON showing, as of the Closing, LS Korea as the registered owner of all of the issued and outstanding shares of TMON; and

(vii) to Investor and Newco, a copy of the amended Articles of Incorporation of LS Korea evidencing, as of the Closing, Newco as the sole member of LS Korea pursuant to the Trailblazer Contribution.

(b) Investor shall deliver:

(i) to Trailblazer the documents and agreements required to be delivered pursuant to Sections 6.3(c) through and including 6.3(f); and

(ii) to Newco, the Investor Investment Amount.

(c) Newco shall deliver:

(i) to Trailblazer and Investor, evidence that the Limited Partnership Agreement has been amended and restated substantially in the form of Exhibit D attached hereto;

(ii) to Investor, 72,000,000 Class A Units (as such number of Class A Units may be adjusted in connection with a Delayed Closing);

(iii) to Trailblazer, 64,000,000, Class B Units (as such number of Class B Units may be adjusted in connection with the Founder Side Letter Agreement); and

(iv) to Trailblazer, the Trailblazer Cash Amount (subject to deduction for Tax withholding as provided in Section 1.8 and adjustment pursuant to Section 1.9).

1.8. Withholding. The parties hereto and any of their respective Affiliates shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold under the Code or any applicable provision of U.S. state, local or non-U.S. Tax Law, with respect to the making of such payment and to collect any necessary Tax forms, certifications and other reasonably requested information to ascertain and satisfy such parties’ withholding obligation. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Based on the representation of Trailblazer and Groupon that the beneficial owner of any capital gains recognized upon the Trailblazer Contribution is Trailblazer for Korean CGT purposes, none of Investor, Newco or any of their respective representatives shall withhold any Korean CGT in respect of the consideration under this Agreement, provided that (i) Trailblazer delivers to each of Investor and Newco at least five (5) Business Days prior to the Closing (A) a copy of the Tax residency certificate that was issued by the United States Internal Revenue Service not earlier than one (1) year prior to the Closing Date in respect of Trailblazer, or (B) if such residency certificate has not been issued prior to such date, a copy of a duly completed and filed application for such residency certificate (in which case Trailblazer shall deliver a copy of the Tax residency certificate within five (5) Business Days after the receipt thereof), and (ii) at the Closing, Trailblazer shall provide Investor a duly completed “Application for Non-Taxation on Korean Source Income under the Tax Treaty” (with a copy thereof delivered to Newco), together with all required attachments thereto including the residency certificate or the application for such residency certificate referred to in clause (i) above (the “CGT Exemption Application”). Newco shall (w) file the CGT Exemption Application with the applicable Korean tax office, (x) deduct from the Trailblazer Cash Amount an amount equal to the Securities Transaction Tax (computed in Korean Won using the Closing Exchange Rate) imposed on the transfer of all of the LS Interests by Trailblazer to Newco, (y) remit the amount so deducted to the Korean tax office, and (z) file any Tax Returns with respect to the Securities Transaction Tax (the “STT Return”) with the applicable Korean tax office; provided that on the Closing Date, the Investor shall pay to Trailblazer an amount equal to 25% of the Securities Transaction Tax (computed in Korean Won using the Closing Exchange Rate). Both the CGT Exemption Application and the STT Return shall state the transfer value in an amount equivalent to the Transfer Value of the LS Interests.

1.9. Adjustment for Cash Shortfall. On the Closing Date, Trailblazer shall deliver to Investor a certificate (the “Cash Certificate”) signed by an authorized officer of Trailblazer containing Trailblazer’s good faith calculation of the Cash on Hand of the Group Companies as of as of 5:00 p.m., Seoul, Korea time on the Closing Date (without giving effect to the transactions contemplated hereby) (the “Cash Measurement Date”); provided that no less than two (2) Business Days prior to the Closing Date Trailblazer shall provide to the Investor a good faith estimate of the Cash on Hand of the Group Companies at the Cash Measurement Date (the “Draft Cash Certificate”). Following its delivery of the Draft Cash Certificate, Trailblazer shall, and shall cause the Group Companies to, (x) upon reasonable advance notice, provide Investor and its representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Group Companies for purposes of their review of the Draft Cash Certificate, (y) cooperate fully with Investor and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Draft Cash Certificate as is reasonably requested by Investor or its representatives (provided that the cooperation set forth in clauses (x) and (y) shall not unreasonably interfere with the normal operations of the Group Companies) and (z) consider in good faith any comments Investor or its representatives makes to the Draft Cash Certificate in good faith. If the Cash on Hand of the Group Companies as of the Cash Measurement Date is less than KRW32,795,925,297, then the Trailblazer Cash Amount to be paid pursuant to Section 1.3 shall be decreased dollar-for-dollar (calculated based on the Closing Exchange Rate) by the amount of such shortfall (the “Cash Shortfall”), provided that there shall be no corresponding increase to the Trailblazer Cash Amount in the event that the Cash on Hand is greater than KRW32,795,925,297.

ARTICLE II

Representations and Warranties of Trailblazer

Trailblazer hereby represents and warrants to Investor as follows:

2.1. Organization.

(a) LS Korea is duly organized and validly existing as a limited company (yuhan hoesa) under the Laws of the Republic of Korea and

(b) Each of TMON and its Subsidiaries, is duly organized and validly existing under the laws of the respective jurisdiction of its organization.

(c) Each Group Company is qualified to conduct business and is in good standing as a foreign corporation in the jurisdictions listed in Section 2.1(c) of the Disclosure Schedule, and there are no other jurisdictions where such qualification is required under applicable Law, except any jurisdiction where the failure to be qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.2. Subsidiaries. Except with respect to equity interests in TMON, LS Korea does not directly or indirectly own any shares of capital stock or any interest in, nor does it directly control any other corporation, limited liability company, partnership, association, joint venture or other business entity. Except as set forth on Section 2.2(a) of the Disclosure Schedule, TMON does not have any Subsidiaries and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Except as set forth on Section 2.2(b) of the Disclosure Schedule, no Group Company has agreed, nor is it obligated, to make any future investment in or capital contribution to any Person.

2.3. Authority; Capacity. Trailblazer and each of the Group Companies (a) has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it, and (b) has all requisite corporate power to enter into, and perform its obligations under, this Agreement and each other Transaction Document to which it is a party (or will be a party at Closing) and has taken all requisite corporate action to authorize (i) the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and (ii) the consummation of the Transaction and the other transactions contemplated by each other Transaction Document to which it is a party. This Agreement has been, and each other Transaction Document has been or will be at or prior to Closing, duly executed and delivered by Trailblazer and is binding upon, and legally enforceable against, Trailblazer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity.

2.4. No Violation; Required Consents.

(a) Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Trailblazer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with, or result in (i) the breach of any of the terms, conditions, or provisions of any of Trailblazer’s or any Group Company’s Constituent Documents, (ii) the material breach of any Law or Order to which Trailblazer or any Group Company is subject or bound, (iii) the creation of any Lien upon any of the LS Interests or any material assets of any of the Group Companies, or (iv) constitute a material breach or default under, or give rise to any right of termination, cancellation, modification or acceleration of any material right or obligation of Trailblazer or any Group Company or to a loss of any material benefit to which Trailblazer or any Group Company is entitled under any provision of any Material Contract, or require any consent by any Person under any Material Contract, other than as set forth on Section 2.4 of the Disclosure Schedule.

(b) No filing, declaration or registration with, or consent, approval, order or authorization of, any Government Entity is required to be made or obtained by Trailblazer or any Group Company in connection with the consummation by Trailblazer or any Group Company of the Transaction or other transactions contemplated by this Agreement, except for (x) the reports on the Transaction under the FIPL filed by Trailblazer and the amendment report by LS Korea on a foreign investment enterprise under the FIPL, each accepted by a designated foreign exchange bank in Korea, (y) amendment to the Articles of Incorporation of LS Korea to reflect Newco as a holder of the LS Interests to be transferred from Trailblazer to Newco pursuant to Section 1.3 and to be newly issued by LS Korea to Newco in connection with Newco’s contribution pursuant to Section 1.4, and (z) registration of capital increase by LS Korea with the relevant Korean court with respect to Newco’s contribution to LS Korea pursuant to Section 1.4.

2.5. Capitalization.

(a) Trailblazer owns 100% of the issued and outstanding LS Interests. LS Korea owns 100% of the issued share capital of TMON. 5,221,187 contribution units, par value KRW 5,000, of LS Korea are issued and outstanding as of the date hereof. The entire authorized capital stock of TMON consists of 1,000,000 shares of common stock, of which 216,108 shares of common stock are issued and outstanding as of the date hereof. All of the outstanding contribution units or shares of the common stock of each of LS Korea and TMON, as the case may be, are validly issued, fully paid and non-assessable.

(b) Section 2.5(b) of the Disclosure Schedule sets forth the outstanding Indebtedness of the Group Companies, if any. From December 31, 2014 to the date of this Agreement, no Group Company has (x) increased the principal amount of Indebtedness for borrowed money under any facilities or (y) other than any amortization payments since December 31, 2014, made any payments of principal under or pursuant to the documents relating to Indebtedness.

(c) All of the outstanding shares and units of (i) LS Korea are owned by Trailblazer and (ii) TMON are owned by LS Korea, in each case, free and clear of any Liens or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except that transfer by Trailblazer of units of LS Korea requires amendment to the Articles of Incorporation of LS Korea reflecting the transferee as a new unitholder of the units transferred. All of the outstanding shares of capital stock or any other equity or ownership interests in each of TMON’s Subsidiaries set forth on Section 2.2(a) of the Disclosure Schedule are owned by TMON, directly or indirectly, free and clear of any Liens or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(d) There is no outstanding or effective subscriptions, options, conversion or exchange rights, warrants or other agreements, securities or commitments of any kind obligating any Group Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any equity securities of, or any securities that are convertible into or exchangeable for or that represent the right to receive equity securities of, any Group Company.

(e) No Group Company is under any mandatory obligation to be wound up or liquidated according to applicable Law and none of them is under any insolvency proceeding.

2.6. Financial Statements.

(a) Trailblazer has delivered to Investor the following financial statements: (A) for the Group Companies, on a consolidated basis, an unaudited statement of operations for the three-month period ended March 31, 2015 and an unaudited balance sheet as of March 31, 2015 (the “Interim Financial Statements”); and (B) audited financial statements of the Group Companies for the twelve-month periods ended December 31, 2012 and December 31, 2013 (the “Consolidated Audited Financial Statements”), audited financial statements of TMON for the twelve-month period ended December 31, 2014 (the “TMON Audited Financial Statements” and, together with the Consolidated Audited Financial Statements, the “Audited Financial Statements”) and unaudited financial statements of the Group Companies for the twelve-month period ended December 31, 2014 (the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements, together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements are prepared in accordance with the Applicable Accounting Principles and fairly present, in all material respects, the financial condition and results of operations of the Group Companies as of and for the periods presented thereby, provided that the Interim Financial Statements and the Unaudited Financial Statements lack footnotes and other presentation items required by US GAAP and the Interim Financial Statements are subject to normal year-end adjustments. The annual accounts of TMON have been duly filed with the relevant commercial registry, companies house or other applicable government authority within the legal period according to applicable Law.

(b) Each Group Company has in place systems and processes (including the maintenance of proper books and records) that are designed to (A) provide reasonable assurances regarding the reliability of the Financial Statements and (B) in a timely manner accumulate and communicate to the Group Companies’ principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Group Companies, or their respective executive officers, nor the independent auditors of the Group Companies, has identified any material deficiency regarding the Controls or the Financial Statements that has not been resolved. The Group Companies maintain revenue recognition practices consistent with the Applicable Accounting Principles. Each Group Company’s books and records are complete and accurate.

2.7. Absence of Undisclosed Liabilities. None of the Group Companies has any debts, commitments, liabilities or obligations of the type required to be reflected or reserved against in the consolidated Financial Statements, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, due or to become due, determined, or determinable, except (i) as disclosed in the Financial Statements, (ii) for liabilities or obligations that were incurred in the Ordinary Course of Business since December 31, 2014 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, agreement to indemnify, tort, infringement, or violation of Requirements of Law), (iii) liabilities that can reasonably be determined by the terms and conditions of Material Contracts (none of which arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, agreement to indemnify, tort, infringement, or violation of Requirements of Law), (iv) liabilities incurred in connection with the execution and delivery of this Agreement to the extent such liabilities have been accrued for in the Financial Statements and (v) as set forth in Section 2.7 of the Disclosure Schedule.

2.8. LS Korea. Upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the transactions contemplated by Article I, Newco shall acquire all right, title and interest in and to the LS Interests, free and clear of any Liens, except that transfer by Trailblazer of the LS Interests will require amendment to the Articles of Incorporation of LS Korea reflecting the transferee as a new unitholder of the LS Interests to be transferred. LS Korea’s only asset is the shares of common stock of TMON. LS Korea (a) is a “holding company” within the meaning of the Fair Trade and Monopoly Act of Korea, (b) does not have any employees and (c) does not conduct any business activities or other types of activities that generate revenues. Except as disclosed in Section 2.8 of the Disclosure Schedule, as of the date hereof, LS Korea is not a party to, nor has nor may acquire any obligations, rights or benefits under, any Contract.

2.9. Title to Assets.

(a) Each of the Group Companies has good and valid title to all material assets owned by it, respectively (other than Intellectual Property which is covered by Section 2.17), including all assets reflected on the balance sheet of the Interim Financial Statements.

(b) The assets, properties and rights of the Group Companies (i) that are purported to be owned by the Group Companies in its business are held in the name or in the possession of a Group Company and (ii) comprise all of the assets, properties, licenses, permits, Contracts and rights necessary to conduct the business of the Group Companies immediately following the Closing substantially in the form and manner as presently conducted by the Group Companies, except, in the case of each of (i) and (ii) above, for (x) assets, properties and rights, the failure of which to be owned, would give rise to an aggregate Loss of the Group Companies, taken as a whole, in an amount less than KRW 250,000,000 and (y) the Contracts and licenses set forth on Section 2.9(b) of the Disclosure Schedule. Each item of material tangible property owned by the Group Companies has been well maintained and is in good operating condition and repair (with the exception of ordinary wear and tear and ordinary maintenance).

2.10. Employees/Employee Benefit Matters.

(a) To Trailblazer’s Knowledge, each officer of the Group Companies is currently deploying all of his or her time during normal business hours to the conduct of the business of the applicable Group Company, as the case may be. As of the date hereof, there are no Listed Employees, Employee Group or officer of any Group Company who are currently under notice of termination of employment and neither Trailblazer nor any Group Company have any Knowledge that any officer or Listed Employee or Employee Group of any Group Company is planning in the future to terminate his or her or their employment with such Group Company. To Trailblazer’s Knowledge, no current employee, officer, or director of any Group Company is a party to, or is otherwise bound by, any agreement or arrangement, including any employment, agency, independent contractor, confidentiality, non-competition or proprietary rights agreement or any other similar agreement or contract between such individual and any Person other than the Group Companies, that in any way adversely affects, or will adversely affect, in any material respect, the performance of his or her duties as an employee, officer or director of any Group Company or the ability of any Group Company to conduct its business as currently conducted.

(b) As of the last Business Day in Korea immediately preceding the date hereof, the Group Companies collectively have such number of employees, contractors and dispatched workers as set forth in Schedule 2.10(b) of the Disclosure Schedule. To Trailblazer’s Knowledge, no consultant, independent contractor, contractor’s employee, agents, “dispatched worker” (under the Dispatched Workers Protection Act) or other third party, or personnel assigned to the Group Companies by a third party, or any former employee has claimed to be currently employed by Group Companies, and there is no reasonable basis for any court or Government Entity to declare (i) any such Person’s service relationship with the Group Companies to be employment in nature or (ii) such Person to be obligated to employment by the Group Companies under relevant Laws.

(c) As of the last Business Day in Korea immediately preceding the date hereof, except as set forth on Section 2.10(c) of the Disclosure Schedule, there are no outstanding offers of employment with the Group Companies at the senior executive level or above, or otherwise that in the aggregate total more than fifty (50) new hires.

(d) No Group Company is a party to any contract or agreement that would prevent it from making, or limit its ability to make, reductions in its work force (including agents or independent contractors) other than the limitation to dismissal or lay-off under Korean Labor Standards Act and other applicable Law. No Group Company has entered into any agreement or commitment with its directors, officers and employees, either directly or indirectly, providing for any Group Company to pay to said director, officer, or employee consideration, compensation or indemnity of any kind for the termination of his or her employment or service agreement or employment or service contracts with any Group Company for any reason in an amount greater than those established as minimum compensation by applicable Law.

(e) Other than those stated in Section 2.10(e) of the Disclosure Schedule, each Group Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws, its rules of employment, or its collective bargaining agreement, if any, relating to employment, industrial relations, labor unions, severance benefits (including payment and interim settlement thereof and provisioning thereof), social insurance programs, equal employment, worker dispatch, employment of veterans and the handicapped, and prohibition of discrimination, outsourced workers, including the Korean Labor Standards Act. There are no charges or claims against any Group Company pending or, to the Knowledge of Trailblazer, threatened in writing to be brought or filed with any Government Entity in connection with any such Laws, its rules of employment, or its collective bargaining agreement, if any, and there are no contributions due and unpaid under any such Laws its rules of employment, or its collective bargaining agreement, if any, by any Group Company. To Trailblazer’s Knowledge, there are no material labor relations problems being experienced or existing or pending by the Group Companies, including any strikes, slowdown, picketing, work stoppage or union organization activities, threatened or actual.

(f) Section 2.10(f) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each employee welfare benefit plan, material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs, sick leave, maternity leave and pensions but excluding the payment of regular or standard salary or wages), or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity—based plan), deferred compensation plan, salary reduction agreement, change—of—control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other material benefit plan, policy program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, officer, director or any beneficiary or dependent thereof of any Group Company (including any “employee benefit plan” required under applicable law) (collectively, the “Employee Benefit Plans”), maintained, or contributed to, by any Group Company or to which any Group Company has any material Liability.

(g) With respect to each Employee Benefit Plan, to the extent applicable, Trailblazer has caused the Group Companies to deliver or make available to Investor a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the current summary plan description and any material modifications thereto, if any; (C) the most recent annual financial report, trustee report, audit report, or actuarial report, if any; and (D) the most recent determination letter from the applicable Tax authorities, if any. Except as specifically provided in the foregoing documents made available to Investor, there are no material amendments to any Employee Benefit Plan that have been adopted or approved nor have the Group Companies undertaken to make any such material amendments or to adopt or approve any new Employee Benefit Plan.

(h) There are no pending lawsuits, claims or, to Trailblazer’s Knowledge, written complaints by any Person or Government Entity against any of the Group Companies with respect to any Employee Benefit Plan (other than routine claims for benefits). There are, and since January 1, 2013 there have been, no audits by any Government Entity with respect to any Employee Benefit Plan.

(i) No Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Group Companies beyond their retirement or other termination of service, other than severance benefits disclosed to Investor, coverage mandated by applicable Law or deferred compensation benefits accrued as liabilities on the books of any Group Company.

(j) Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable Laws of any Government Entity for the past three (3) years. All contributions or other amounts payable by any Group Company as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years will have been paid or accrued before Closing in accordance with the appropriate plan document, insurance contract or as otherwise required by applicable Law.

(k) Other than those stated in Section 2.10(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee, officer, director, agent or independent contractor of any Group Company to severance pay, unemployment compensation or any other compensatory payment or (B) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, officer, director, agent or independent contractor, except as expressly provided in this Agreement or an employment agreement or (C) entitle any employee, officer, director, agent or independent contractor to exercise a change of control right or (D) or result in any other material change in any obligation under any employment, consulting, commission or severance agreement or other similar arrangement between any Group Company and any employee, officer, director, agent or independent contractor of any Group Company that results in additional material Liability to any Group Company.

(l) The Group Companies are not liable for any due and unpaid wages, bonuses, incentives, severance, allowances, commissions, damages or benefits to or with respect to their respective current or former directors, officers, employees, independent contractors or consultants. All interim severance payments made to employees of the Group Companies qualify as “Interim Severance” payments for purposes of the Korean Employee Severance Income Security Act.

(m) On or prior to the date of this Agreement, neither the Group Companies, their Affiliates nor any of their respective Representatives has entered into any Contract for the payment of any Employee Contribution Bonus with any employee or contractor of the Group Companies, or any representative of any labor union representing any employees or contractors, or representatives of any other body authorized to negotiate and/or act on behalf of such employees.

(n) Trailblazer has delivered or made available to Investor copies of (A) forms of any standard employment agreement between each Group Companies and its respective employees, officers, or directors and (B) the employee handbook and code of conduct of each Group Company.

(o) As of the date hereof, there are no labor unions representing any employees of the Group Companies, and there are no collective bargaining agreements affecting any such employees.

(p) It is not necessary, nor is it reasonably expected to be necessary, to use, in connection with the operations or business of any Group Company, any inventions of any of the employees, agents, independent contractors or consultants of the Group Companies (or persons it currently intends to hire or engage) made prior to or outside the scope of their employment or engagement by the Group Companies, other than those which have been assigned or licensed to the Group Companies.

2.11. Absence of Certain Changes or Events. Since December 31, 2014, (a) there has not occurred any event or condition of any character that has had or would be reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect, (b) each Group Company has conducted its business in all material respects in the Ordinary Course of Business and (c) neither Trailblazer nor any Group Company has taken any action that if taken after the date of this Agreement would require Investor’s consent pursuant to Section 5.1.

2.12. Taxes.

(a) Other than as set forth on Section 2.12(a) of the Disclosure Schedule, all income and other material Tax Returns required to be filed with respect to the Group Companies with any relevant Taxing Authority have been duly filed in the manner prescribed by applicable Law (taking into account all valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes of the Group Companies due and payable (whether or not shown on any Tax Return) have been timely paid, or if not yet due, such Taxes have been properly reflected in the Financial Statements in accordance with Applicable Accounting Principles. Since January 1, 2013, no written claim has ever been made by a Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. No Group Company is resident for Tax purposes or has a branch, permanent establishment, agency of other taxable presence in any jurisdiction other than its jurisdiction of organization.

(b) Other than as set forth on Section 2.12(b) of the Disclosure Schedule, since January 1, 2013, the Group Companies have deducted or withheld all material Taxes which they have been obliged by applicable Law to deduct or withhold from amounts paid by them and to the extent due and payable, have paid over to the relevant Taxing Authority all amounts of Taxes so deducted or withheld.

(c) Other than as set forth on Section 2.12(c) of the Disclosure Schedule, since January 1, 2013, none of the Group Companies has received any written notice from a Taxing Authority of a dispute or claim concerning any amount of Taxes of any Group Company. No U.S. federal, state, local, Korean or other non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Group Company. No Group Company has waived or extended any statute of limitations period for assessment in respect of material Taxes beyond the date hereof and no Group Company has received any private letter ruling of the IRS or the Korean National Tax Service or any comparable rulings of any Taxing Authority.

(d) Other than as set forth on Section 2.12(d) of the Disclosure Schedule, since January 1, 2013, none of Trailblazer or any Group Company has received from any Taxing Authority (including jurisdictions where none of the Group Companies has filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review; or (B)

written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any Group Company. Section 2.12(d) of the Disclosure Schedule lists all material Tax Returns filed by each Group Company for taxable periods ended on or after December 31, 2010. Trailblazer has delivered or made available to Investor correct and complete copies of all material Tax Returns filed by, and examination reports, and statements of deficiencies assessed against or agreed to, by each Group Company filed or received since December 31, 2010.

(e) There are no Liens for any Taxes upon the properties or assets of any Group Company or on the LS Interests, other than Permitted Liens.

(f) None of the Group Companies has any Liability for the Taxes of any Person (other than the Group Companies), as a transferee or successor, by contract or otherwise.

(g) None of the Group Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding customary Tax indemnification provisions contained in commercial agreements entered into by the Group Companies in the Ordinary Course of Business the primary purpose of which does not relate to Taxes). To the Knowledge of Trailblazer, no Group Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(h) The prices and terms for the provision of any property or services between and amongst any of Groupon or Trailblazer and the Group Companies are arm’s length for purposes of the relevant transfer pricing Laws.

(i) Section 2.12(i) of the Disclosure Schedule sets forth the U.S. federal income Tax classification of each Group Company.

(j) No Group Company (i) is engaged in a United States trade or business for U.S. federal income Tax purposes, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) is, or has ever been, a “personal holding company” within the meaning of Section 542 of the Code, (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, (v) has made an election under Section 897(i) of the Code to be treated as a domestic corporation, (vi) is a party to any gain recognition agreement under Section 367 of the Code or (vii) has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(k) Notwithstanding anything herein to the contrary, no representations are made concerning the amounts of, or Newco’s or any Group Company’s ability to utilize or otherwise benefit from, any Group Company’s Tax Attributes or Tax basis in any of the assets or stock of any Group Company relating to any taxable period (or any portion thereof) that ends on or before the Closing Date, and, except as set forth in Section 2.1(c) of the Tax Indemnity Agreement, none of the Trailblazer Indemnitors and the Group Companies shall be liable to the Investor Indemnified Persons for any downward adjustment in or diminution in value of such Tax Attributes or such Tax basis.

2.13. Compliance with Laws.

(a) Other than those stated in Section 2.13(a) of the Disclosure Schedule, since January 1, 2013, each Group Company has been in compliance in all material respects with all Laws relating to the operation of such Group Company’s business as currently conducted. Other than as set forth on Section 2.13(a) of the Disclosure Schedule, since January 1, 2013, none of the Group Companies has received any written notice or written communication from any Government Entity or any other Person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable Law.

(b) Each Group Company is and, other than as set forth on Section 2.13(b) of the Disclosure Schedule, since January 1, 2013, has been in material compliance with (A) all Laws applicable to the Group Companies including any and all applicable privacy requirements pertaining to the collection, storage, use, disclosure, delegation, processing, handling, provision, protection and transfer of Personal Data, data protection, data security and e-commerce; and (B) all Material Contracts (or portions thereof) between the Group Companies and vendors, marketing affiliates, and all other customers and business partners, that are applicable to the collection, storage, use, disclosure, delegation, processing, handling, provision, protection and transfer of Personal Data (“Privacy Agreements”). Trailblazer has delivered to Investor accurate and complete copies of all of the Privacy Agreements of each Group Company.

(c) The Group Companies have implemented policies or made statements to its customers relating to the collection, use, storage, delegation, processing, handling, provision, transfer, disclosure, and protection of Personal Data in compliance with all Laws applicable to the Group Companies, including a publicly available privacy policy and written information security policies (“Privacy and Data Security Policies”), and, other than as set forth on Section 2.13(c) of the Disclosure Schedule, since January 1, 2013, each Group Company is in compliance in all material respects with such Privacy and Data Security Policies. Neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, will materially violate any applicable Law (including the Personal Information Protection Act and the Network Act), the Privacy and Data Security Policies or the Privacy Agreements.

(d) Other than as set forth on Section 2.13(d) of the Disclosure Schedule, since January 1, 2013, no Group Company has received any written complaint, claim, demand, inquiry, or other written notice, including a notice of investigation from any third party or any Government Entity or any regulatory or self-regulatory authority or entity regarding any Group Company’s collection, use, storage, delegation, processing, handling, provision, transfer, disclosure or provision of Personal Data or alleging that any Group Company’s collection, processing, use, storage, delegation, processing, handling, provision, transfer, security, and/or disclosure of Personal Data (A) is in violation of any applicable Laws regarding the protection or security of Personal Data, (B) is in violation of any Privacy Agreements or (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice under the applicable Laws (including the FTL).

(e) Each Group Company has reasonable technological and managerial safeguards in place to protect Personal Data in its possession or control from unauthorized access by third persons, including the Group Companies’ employees, partners and contractors in compliance with all applicable Laws (including, without limitation, the guideline of technical and administrative measures for protection of Personal Data published by the Korean Communication Commission). Other than as set forth on Section 2.13(e) of the Disclosure Schedule, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of any Group Company and any of their respective contractors.

(f) Since January 1, 2013, no Group Company or its Affiliates (including any Group Company’s or its Affiliates’ officers or directors) nor, to Trailblazer’s Knowledge any, employee, agent, distributor, partner of, or other Person associated with or acting on behalf of, a Group Company or its Affiliates has, with respect to the business of the Group Companies, directly or indirectly, used, offered, paid or promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value (a) to any officials or employees or any person acting in an official capacity for any government authority (foreign or domestic, including federal or regional government, or any department, agency or instrumentality thereof, including any state-owned or state-controlled entities or enterprises, or of a public organization) or otherwise holding legislative, administrative or judicial office, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”), or to any Person under circumstances where the Group Company or its Affiliates knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official or made any bribe, illegal rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws to the extent applicable to the Group Companies and their Affiliates, or (b) to any Person, with the intention of influencing or rewarding such Person for acting in breach of an expectation of good faith, impartiality, or trust, or which it would otherwise be unlawful for the recipient to accept.

(g) There are no pending or, to the Knowledge of Trailblazer, threatened in writing claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Group Companies or any of their Affiliates with respect to any Anti-Corruption and Anti-Bribery Laws. To Trailblazer’s Knowledge, there are no actions (by any Group Company or by any Third Parties), conditions or circumstances pertaining to the Group Companies’ activities that would reasonably be expected to give rise to any future, claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under Anti-Corruption and Anti-Bribery Laws. The Group Companies have established and maintain a compliance program and internal controls and procedures reasonably appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws that apply to the Group Companies.

(h) To Trailblazer’s Knowledge, the operations of the Group Companies are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including all Korean and U.S. anti-money laundering Laws, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines, issued, administered or enforced by any Government Entity (collectively, the “Money Laundering Laws”), and no Action by or before any Government Entity with respect to the Money Laundering Laws is pending or, threatened in writing.

2.14. Litigation. Except as disclosed in Section 2.14 of the Disclosure Schedule,

(a) There are no Actions or Orders issued, pending (for which a Group Company has received written notice since January 1, 2013) or, to the Knowledge of Trailblazer, threatened in writing against any Group Company on any of its properties or assets, at law, in equity or otherwise, in, before or by, or otherwise involving any Government Entity or other Person that (A) are materially adverse to any Group Company or (B) individually or in the aggregate, challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, delaying, making illegal or otherwise interfering with, any Transaction Document, the consummation of transactions contemplated by any Transaction Document, any action taken or proposed to be taken by any Group Company pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, and, to Trailblazer’s Knowledge, there are no facts or circumstances which would reasonably be expected to give rise to any such Actions or Orders that would be reasonably expected to have a Material Adverse Effect. There are no unsatisfied judgments or outstanding injunctions, decrees, or awards against any Group Company or against any of their respective assets, businesses or properties.

(b) Each of the Group Companies is, and since January 1, 2013 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the properties or assets owned or used by it, is or has been subject. Since January 1, 2013, none of Trailblazer nor any of the Group Companies has received any notice or other written communication from any Government Entity or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any term or requirement of any Order to which any of the Group Companies or any of the properties or assets owned or used by them, is or has been subject, and, to Trailblazer’s Knowledge, there are no facts or circumstances which would reasonably be expected to give rise to any such notice or other communication that would be reasonably expected to have a material adverse effect on the Group Companies, taken as a whole.

2.15. Material Contracts.

(a) Except as set forth in Section 2.15(a) of the Disclosure Schedule (specifying the appropriate paragraph), as of the date hereof, no Group Company is a party to, or has or may acquire any obligations, rights or benefits under:

(i) any Contract that would restrict the ability of any Group Company to conduct any line of business or operations, to compete with any Person in any line of business, or to beneficially own any assets, properties or rights, anywhere in any material respect;

(ii) any employment, contractor or consulting Contract with, or any Contract to grant or pay any severance or other termination pay (in cash or otherwise) to any employee or individual consultant, contractor, or salesperson, or granting any severance or termination pay (in cash or otherwise) to any employee or consultant, contractor or salesperson whose annual cash compensation equals or exceeds KRW 150,000,000;

(iii) any Contract, including any stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock, stock purchase or other equity or equity-based plan or agreement (including any grant agreement), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property with annual base rent payments (without regard to any free rent period or other landlord incentives) in excess of KRW 150,000,000 per year;

(v) any lease of personal property with annual payments in excess of KRW 150,000,000 per year;

(vi) any surety or guarantee agreement or other similar undertaking with respect to Indebtedness;

(vii) any Contract relating to capital expenditures and involving future payments in excess of KRW 150,000,000 individually;

(viii) any Contract under which any Group Company has an obligation to indemnify any third party other than indemnification provided in Contracts entered into by a Group Company in the Ordinary Course of Business with a customer, merchant or vendor;

(ix) any Contract relating to the disposition or acquisition of material assets, any joint venture agreement or other agreements (including any shareholders agreement) with joint venture partners, or any interest in any business enterprise outside the Ordinary Course of Business, including any agreements with financial advisors, brokers, finders or similar Persons relating to any of the foregoing;

(x) any Contract pursuant to which any Group Company may be required to issue any capital stock or other equity interest of a Group Company;

(xi) any Contract under which a third party or parties have put or similar rights exercisable against any Group Company that, if exercised, will require such Group Company to purchase capital stock or any other material assets or properties;

(xii) any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other Contract relating to indebtedness or extension of credit, other than trade receivables of any Group Company;

(xiii) any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to any Group Company of an amount or value in excess of KRW 150,000,000 individually;

(xiv) any material dealer, distribution, joint marketing, joint venture, partnership, revenue sharing, merchant, strategic alliance, affiliate or development agreement or outsourcing arrangement outside of the Ordinary Course of Business of the Group Companies;

(xv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products or services, other than any such Contract entered into in the Ordinary Course of Business that does not involve an amount or value in excess of KRW 150,000,000 individually;

(xvi) any Contract relating to the settlement of any Action since January 1, 2013;

(xvii) any nondisclosure, confidentiality or similar agreement, other than those entered into in the Ordinary Course of Business;

(xviii) any Contract with any credit card processor;

(xix) any Contract or arrangement, oral or otherwise, with a Government Entity, including any such Contract or arrangement with respect to rebate and refund policies of the Group Companies;

(xx) any license or licensing agreement of Intellectual Property, whether any Group Company is a licensor or licensee (except for any licenses for off the shelf software which is generally available on standard terms and has an aggregate acquisition value of KRW 150,000,000 or less); or

(xxi) any other Contract that involves KRW 150,000,000 or more individually and is not cancelable without penalty within sixty (60) days.

(b) True and complete copies (or in the case of an oral Contract, a summary of the material terms) of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.15(b) (each, a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Investor or made available to Investor in a virtual data room prior to the date of this Agreement.

(c) Each Material Contract to which any Group Company is a party is a valid and binding agreement of such Group Company, enforceable against such Group Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief). Each of the Group Companies has not materially breached, violated or defaulted under, or, since January 1, 2013, received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of Trailblazer, is any party obligated to the Group Companies pursuant to any Material Contract subject to any material breach, violation or default thereunder. To the Knowledge of Trailblazer, there are no circumstances or conditions that, with the lapse of time, giving notice or both, would constitute a material breach, violation or default under any Material Contract by any Group Company. Other than as set forth on Section 2.15(c) of the Disclosure Schedule, no Group Company has waived any of its material rights under any Material Contract. Except as set forth on Section 2.15(c) of the Disclosure Schedule, to Trailblazer’s Knowledge, no Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any services to be provided by any Group Company under any Material Contract or any other material term or provision of any Material Contract. No Group Company is party to any revenue sharing or merchant agreement that contains an exclusivity arrangement (other than such merchant agreements entered into in the Ordinary Course of Business by the Group Company party thereto with exclusivity provisions applicable to the merchant counterparty thereto).

2.16. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers’, finders’, financial advisors’ or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Trailblazer or any of its Affiliates (including each Group Company), except those for which Trailblazer or Groupon will be solely responsible.

2.17. Intellectual Property.

(a) Section 2.17(a) of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property registered by or on behalf of any Group Company with the Korean Intellectual Property Office and any foreign equivalent (including the United States Patent and Trademark Office and the United States Copyright Office), all registered domain names of each Group Company, and all corporate social media user names and/or accounts, (the “Registered Intellectual Property”). One of the Group Companies is the sole and exclusive owner of all right, title and interest in and to (A) all Registered Intellectual Property and (B) all material unregistered Intellectual Property purportedly owned by any Group Company (the “Unregistered Intellectual Property”), free and clear of all Liens and without payment to any third party. As set forth on Section 2.17(a) of the Disclosure Schedules, one of the Group Companies has a valid license or right to use all other Intellectual Property used by the Group Companies (collectively with the Registered Intellectual Property and the Unregistered Intellectual Property, the “Company Intellectual Property”). The Company Intellectual Property constitutes, in all material respects, all Intellectual Property used in or necessary or required for the conduct and operation of the business as currently conducted. No Group Company is, in any material respect, in violation of any license, sublicense or agreement with respect to any Company Intellectual Property. The Company Intellectual Property shall be owned or available for use by the Group Companies on terms and conditions identical to those under which the Group Companies owned or used the Company Intellectual Property immediately prior to the Closing Date, except for the effect, directly or indirectly, resulting from any agreement, contract or understanding to which Investor or a Subsidiary of Investor is a party as of the Closing (other than this Agreement). The transactions contemplated hereby do not and will not trigger any provision under any Intellectual Property license, sublicense, or agreement to (i) renegotiate or increase the license, support or other fees or charges due under any such license, sublicense, or agreement, or (ii) restrict the use of any such Intellectual Property rights by Investor or a Subsidiary of Investor subsequent to the Closing Date. Except as set forth in Section 2.17(a) of the Disclosure Schedule, no Group Company is infringing upon, violating or misappropriating, or has infringed upon, violated or misappropriated, the Intellectual Property rights of any third party, or is engaged in any unfair trade practice or the passing off of counterfeit or imitation goods. All Patent applications, trademark applications, service mark applications, and copyright applications that are listed in Section 2.17(a) of the Disclosure Schedule are presently pending except as noted therein. All issued Patents, trademark registrations and copyright registrations that are listed in Section 2.17(a) of the Disclosure Schedule have not been abandoned or invalidated and are not subject to any ongoing proceedings or oppositions. All fees due and payable for the registration, application or other purpose in relation to the Intellectual Property rights have been paid in full. Other than as set forth on Section 2.17(a) of the Disclosure Schedule, no Group Company has received any notice alleging any infringement, misappropriation, or violation of any third-party Intellectual Property right (including any claim that any Group Company must license or refrain from using any Intellectual Property rights of any third party, and unsolicited offers to license any Intellectual Property) or alleging unfair trade practices or the passing off of counterfeit goods. To the Knowledge of Trailblazer, no third party has violated, infringed upon, or misappropriated any of the Company Intellectual Property. There are no pending Actions or, to the Knowledge of Trailblazer, threatened Actions against any Group Company or their respective employees, directors (including the Representative Director) or officers, in their capacities as such, or, to the Knowledge of Trailblazer, independent contractors, alleging that any of the Company Intellectual Property infringes, misappropriates or conflicts with the rights of any third party. The current and former employees and officers of each Group Company who have participated in the creation of the Group Companies’ products have, except as set forth in Section 2.17(a) of the Disclosure Schedule, validly assigned their rights in the Company Intellectual Property to the Group Companies in compliance with applicable Laws. The consultants retained by the Group Companies for the creation of the Group Companies’ products have, except as set forth in Section 2.17(a) of the Disclosure Schedule, entered into agreements with the Group Companies, as the case may be, validly assigning such consultants’ Intellectual Property in the portion of such products created by such consultants to the Group Companies, as the case may be.

(b) Section 2.17(b) of the Disclosure Schedule is a complete and accurate list of: (A) any material Public Software integrated into the Group Companies’ products or service offerings or used by the Group Companies in the development of the Group Companies’ products or service offerings; (B) a list of the Open License Terms applicable to each such Public Software or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); and (C) how Public Software is linked to or with or used within the Group Companies’ products or service offerings (e.g., dynamically, statically, etc.). Except as provided in Section 2.17(b) of the Disclosure Schedule, none of the Group Companies’ products or services incorporates, is combined with or distributed with, any Public Software, in each case as would require any of the Group Companies to (i) disclose and distribute any source code, (ii) license its product or service offerings for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Company Intellectual Property owned by any of the Group Companies or (iv) distribute its product or service offerings at no or minimal charge or otherwise impose economic limitations on the distribution or commercial exploitation of the Group Companies’ products or services. Since January 1, 2013, each Group Company is in material compliance with all Open License Terms applicable to any Public Software licensed to or used by any Group Company and listed in Section 2.17(b) of the Disclosure Schedule, either as incorporated in the Company Intellectual Property or otherwise in connection with the business of any Group Company. Since January 1, 2013, no Group Company has received any written notice alleging that any Group Company is in violation or breach of any Open License Terms.

(c) Other than as set forth in Section 2.17(c) of the Disclosure Schedule, no Group Company has programmatically collected content from third party websites in a manner that would reasonably be determined to (A) disrespect robot exclusion files or headers, (B) circumvent technical barriers employed by a website, or (C) place undue burden on website resources.

(d) Other than as set forth in Section 2.17(d) of the Disclosure Schedule, no Intellectual Property used by any Group Company in the operation of their respective businesses is entangled or integrated with Intellectual Property of Groupon or Trailblazer, or is owned by Groupon or Trailblazer, in such a manner so as to be unable to be fully utilized by the Group Companies after the Closing in the same manner in which such Intellectual Property was utilized by the Group Companies prior to the Closing.

(e) The Company Systems are sufficient for the immediate needs of the Group Companies’ business (including, without limitation, as to capacity and ability to process current peak volumes in a timely manner) and are, to the Knowledge of the Group Companies, adequate for the operation of its business as currently conducted. In the prior eighteen (18) months, there have been no failures in or breakdowns or continued substandard performance which have caused any substantial disruption or interruption in or use of the Company Systems (as a whole or with respect to any portion thereof). To the Knowledge of Trailblazer, except as set forth in Section 2.17(e) of the Disclosure Schedule, there have not been any unauthorized intrusions or breaches of the security of any of the Company Systems or any unauthorized access or use of any of the data or information (whether data or information of the Group Companies or its customers or other Persons) stored or contained therein.

2.18. Licenses and Permits. Each Group Company holds, and, is in compliance with, in all material respects, all licenses, permits, approvals, consents, registrations, certifications, endorsements or qualifications granted or issued by or obtained from any Government Entity pursuant to Law that are required or necessary for the conduct of their respective business as currently conducted (collectively, “Permits”); provided, however, that the foregoing does not include any license, which may be required, as (x) a carrier billing under the Act on Promotion of Information and Telecommunication Network Use and Protection of Information or (y) payment gateway under the Electronic Financial Transaction Act, which may be required. Such Permits are in full force and effect in all material respects and since January 1, 2013, none of the Group Companies has received any written notice that any Government Entity intends to cancel, revoke, suspend, terminate or not renew any of such Permits. No Actions are pending or, to the Knowledge of Trailblazer, threatened in writing to cancel, revoke, suspend, terminate, or modify any such Permit, and except as set forth in Section 2.18 of the Disclosure Schedule, all of such Permits will be in full force and effect upon consummation of the Transaction and will not be impaired as a result of the Closing.

2.19. Real Property and Assets. Except as set forth in Section 2.19 of the Disclosure Schedule, no Group Company owns any Real Property. Each Group Company has valid leasehold interests in certain Real Property, which it holds under the leases or subleases described in Section 2.19 of the Disclosure Schedule (the “Leased Real Property”) free and clear of all Liens, except for Permitted Liens. The Leased Real Property constitutes all of the facilities used or occupied by the Group Companies in the conduct of their respective business as currently conducted. With respect to the Leased Real Property: (i) to the Knowledge of Trailblazer, one of the Group Companies has all easements and rights necessary to conduct its business, as currently conducted; (ii) no portion thereof is, to the Knowledge of Trailblazer, subject to any pending or threatened condemnation proceeding or proceeding by any Government Entity; (iii) since January 1, 2013, no Group Company has received written notice, and Trailblazer has no Knowledge, of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (iv) since January 1, 2013, no Group Company has received written notice, and Trailblazer has no Knowledge, of any outstanding options or rights of first refusal held by any other Person to purchase any parcel of Leased Real Property, or any portion or interest therein; (v) since January 1, 2013, no Group Company has received written notice, and Trailblazer has no Knowledge, of any parties (other than any Group Company) being in possession of any parcel of Leased Real Property, other than tenants under any leases of the Leased Real Property who are in possession of space to which they are entitled; (vi) the Leased Real Property has been supplied with utilities and other services reasonably necessary for the operation of one of the Group Companies’ business; (vii) each parcel of Leased Real Property abuts on and has direct vehicular access to a public road or access to a public road; (viii) there exist no defaults by any Group Company or, to the Knowledge of Trailblazer, default that has been threatened by any third party (including any landlord) thereunder, in each case that has affected or could reasonably be expected to affect the rights and privileges thereunder of any Group Company; and (ix) a Group Company holds security or collateral, including Keun—mortgage, Chonse—right or otherwise, covering all monetary amount due to be returned to such Group Company, as applicable, upon the expiration or termination of each such outstanding real estate property lease.

2.20. Certain Relationships. Except as set forth in Section 2.20 of the Disclosure Schedule or any Contract under which a Group Company has fully performed obligations thereunder, none of the Group Companies is a party to any Contract with Trailblazer or its other Affiliates, or any officer or director of such Persons or, to Trailblazer’s Knowledge, any Listed Employee of such Persons (the “Affiliate Agreements”). Section 2.20 of the Disclosure Schedule sets forth a true and complete list of all balances due under any Affiliate Agreement as of the last Business Day of the calendar month immediately preceding the date hereof. Except as disclosed in Section 2.20 of the Disclosure Schedule, since January 2, 2014, (x) there has not been any incurrence or accrual of any Liability (as a result of allocations or otherwise) by any Group Company or other transaction between any Group Company and Trailblazer or any of its other Affiliates, or any officer or director of such Persons or, to Trailblazer’s Knowledge, any Listed Employee of such Person, except in the Ordinary Course of Business and (y) no Affiliate of Trailblazer (other than any Group Company) has or has had any direct or indirect right, title or interest in or to any material asset used or held for use by a Group Company.

2.21. Accounts with Financial Institutions. Section 2.21 of the Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of the Group Companies, including any brokerage and custodial accounts for securities owned by each Group Company, together with the names and addresses of the applicable financial institution or other depository, the account number, and the identities of all Persons authorized to draw thereon or who have access thereto.

2.22. Insurance. Section 2.22 of the Disclosure Schedule contains a list of all policies of insurance held for the benefit of the Group Companies as of the date hereof with respect to their properties and the conduct of its business. All such policies are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer), all premiums thereon have been paid when due and since January 1, 2013, each Group Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Since January 1, 2013, no written notice of cancellation, termination or revocation or other written notice that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any Group Company and, to the Knowledge of Trailblazer, no Group Company is in default of any provision thereof. Each of the Group Companies has subscribed for and maintains all mandatory insurances required to be maintained under applicable Laws.

2.23. Major Suppliers.

(a) Section 2.23(a) of the Disclosure Schedule sets forth a list of the ten largest suppliers of the Group Companies in terms of South Korean Won volume of purchases from such suppliers currently for fiscal year 2015 to March 31, 2015. As of the date hereof, the Group Companies have not received written notice of, nor does Trailblazer or the Group Companies have Knowledge of, termination or an intention to terminate the relationship with the Group Companies, or a material change in the rate of supplying products and/or services to the Group Companies, or a material change in pricing (whether on a per-unit basis or otherwise), by any such supplier.

(b) Any payments, funds or other monies received by any Group Company from its customers (through third-party service providers or otherwise) and which are subsequently remitted to the applicable sellers, vendors or merchants to whom such payments, funds or monies are owed, are managed in a manner to ensure that such sellers, vendors or merchants will receive such payments, funds or monies.

2.24. Environmental and Safety Laws. To Trailblazer’s Knowledge, since January 1, 2013, (i) the Group Companies are and have been in compliance with all Environmental Laws; (ii) there has been no release, or to Trailblazer’s Knowledge, threatened release of any Hazardous Materials on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Group Companies; and (iii) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the U.S. Resource Conservation and Recovery

Act (or a comparable foreign Law), as amended, stored on, any site owned or operated by any Group Company, except for the storage of hazardous waste in compliance with Environmental Laws. Trailblazer has made available to Investor true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

2.25. Powers of Attorney. No Person holds a power of attorney entitling such Person to bind any Group Company except those statutory agents for service of process identified in Section 2.25 of the Disclosure Schedule.

2.26. Investment Representation. Trailblazer is acquiring the Class B Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Trailblazer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Trailblazer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Class B Units. Trailblazer acknowledges that the Class B Units have not been registered under the Securities Act, or any state or foreign securities laws and that the Class B Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Class B Units is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Trailblazer is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in Class B Units, and understands and acknowledges that such an investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. No events described in Rules 506(d)(1)(i)-(viii) of Regulation D under the Securities Act have occurred with respect to Trailblazer. Trailblazer has carefully considered and has, to the extent Trailblazer deems necessary, discussed with its legal, tax, accounting and financial advisors the suitability of its investment in Class B Units. Trailblazer has relied upon its own investigation and its independent counsel with respect to all due diligence with respect to the transactions contemplated hereby. Trailblazer has been afforded the opportunity to ask questions of and receive answers from the management of Newco concerning this investment and has sufficient knowledge and experience in investing in companies similar to Newco so as to be able to evaluate the risks and merits of its investment in Newco. Notwithstanding anything to the contrary in this Section 2.26, nothing herein shall have any effect on the representations and warranties in Article III or IV or the ability to rely thereon.

2.27. General Solicitation. Trailblazer is not purchasing the Class B Units as a result of any general solicitation or general advertising (within the meaning of Regulation D of the Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

2.28. Amended and Restated Limited Partnership Agreement. Trailblazer acknowledges and agrees that the Class B Units shall be subject to the restrictions contained in the Limited Partnership Agreement.

2.29. Non-Reliance. Trailblazer is not relying, and Trailblazer has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in this Agreement. Such representations and warranties by Investor and Newco constitute the sole and exclusive representations and warranties of Investor and Newco, respectively, in connection with the transactions contemplated hereunder and Trailblazer understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Investor and Newco.

ARTICLE III

Representations and Warranties of Investor

Investor represents and warrants to Trailblazer.

3.1. Organization, Standing and Corporate Power. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Investor has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Documents to which it is a party. Investor is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or any Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby. The execution and delivery by Investor of each of the Transaction Documents to which it is a party, the performance by Investor of its obligations under each of the Transaction Documents to which it is a party and the consummation by Investor of the transactions contemplated by each of the Transaction Documents to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite limited partnership action on the part of Investor. Each of the Transaction Documents to which Investor is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Investor. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Documents to which Investor is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms.

3.2. Non-Contravention; Consents

(a) The execution, delivery and performance by Investor of each Transaction Document to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of its Constituent Documents; or (B) subject to the matters referred to in Section 3.2(b), materially contravene any Requirements of Law applicable to Investor.

(b) No consent, approval or authorization of, or declaration or filing with, or notice to, any Government Entity is required to be made by Investor in connection with the execution and delivery of any Transaction Document by Investor to which it is a party or the consummation by Investor of any of the transactions contemplated hereby and thereby, except for (a) the approvals, filings and notices required under the FTL or (b) such other consents, approvals, authorizations of, filings with or notices to that if not obtained, made or given would not have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or any other Transaction Document to which it is a party or consummate the transactions contemplated hereby or thereby.

3.3. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers’, finders’, financial advisors’ or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investor or any of its Affiliates, except those for which Investor will be solely responsible.

3.4. Capital Resources.

(a) The Investor has delivered to Trailblazer true, correct and complete copies of the executed commitment letters (the “Equity Commitment Letters”), attached as Exhibit F-1 and Exhibit F-2 hereto (the equity financing provided pursuant thereto, the “Equity Financing”).

(b) Assuming the Equity Financing is funded in accordance with, and following the satisfaction of the conditions in, the Equity Commitment Letter and, assuming the satisfaction of the conditions in Sections 6.1 and 6.2, the aggregate proceeds contemplated by the Equity Commitment Letters, will be sufficient for the Investor to pay the full Investor Investment Amount. The Equity Financing is not subject to any conditions precedent to the funding of the full amount of the Equity Financing or other contingencies, other than as set forth in the Equity Commitment Letters and the Equity Commitment Letters (i) are in full force and effect and no breach of any term of, or default under, such Equity Commitment Letter exists on the part of the Investor or any other party thereto, and (ii) constitute the legal, valid, binding and enforceable obligations of Investor and each of the other parties thereto (in each case, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability and specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity). All commitment fees and other fees required to be paid under the Equity Commitment Letters on or prior to the date hereof have been paid in full.

3.5. Investment Representation. Investor is acquiring the Class A Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Investor is an “accredited investor” as defined in

Regulation D promulgated by the SEC under the Securities Act. Investor acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Class A Units. Investor acknowledges that the Class A Units have not been registered under the Securities Act, or any state or foreign securities laws and that the Class A Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Class A Units is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Investor is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in Class A Units, and understands and acknowledges that such an investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. No events described in Rules 506(d)(1)(i)-(viii) of Regulation D under the Securities Act have occurred with respect to Investor. Investor has carefully considered and has, to the extent Investor deems necessary, discussed with its legal, tax, accounting and financial advisors the suitability of its investment in Class A Units. Investor has relied upon its own investigation and its independent counsel with respect to all due diligence with respect to the transactions contemplated hereby. Investor has been afforded the opportunity to ask questions of and receive answers from the management of Newco concerning this investment and has sufficient knowledge and experience in investing in companies similar to Newco so as to be able to evaluate the risks and merits of its investment in Newco. Notwithstanding anything to the contrary in this Section 3.5, nothing herein shall have any effect on the representations and warranties in Article II or the ability to rely thereon.

3.6. General Solicitation. Investor is not purchasing the Class A Units as a result of any general solicitation or general advertising (within the meaning of Regulation D of the Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.7. Amended and Restated Limited Partnership Agreement. Investor acknowledges and agrees that the Class A Units shall be subject to the restrictions contained in the Limited Partnership Agreement.

3.8. Non-Reliance. Investor is not relying and Investor has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in this Agreement. Such representations and warranties by Trailblazer and Newco constitute the sole and exclusive representations and warranties of Trailblazer and Newco, respectively, in connection with the transactions contemplated hereunder and Investor understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Trailblazer and Newco.

ARTICLE IV

Representations and Warranties of Newco

Newco represents and warrants to Investor and Trailblazer as follows.

4.1. Organization, Standing and Corporate Power. Newco is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Newco has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Documents to which it is a party. Newco is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the ability of Newco to perform its obligations under this Agreement or any Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby. The execution and delivery by Newco of each of the Transaction Documents to which it is a party, the performance by Newco of its obligations under each of the Transaction Documents to which it is a party and the consummation by Newco of the transactions contemplated by each of the Transaction Documents to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite limited partnership action on the part of Newco. Each of the Transaction Documents to which Newco is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Newco. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Documents to which Newco is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Newco, enforceable against it in accordance with its terms.

4.2. Non-Contravention; Consents

(a) The execution, delivery and performance by Newco of each Transaction Document to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of its Constituent Documents; or (B) subject to the matters referred to in Section 4.2, materially contravene any Requirements of Law applicable to Newco.

(b) No consent, approval or authorization of, or declaration or filing with, or notice to, any Government Entity is required to be made by Newco in connection with the execution and delivery of any Transaction Document by Investor to which it is a party or the consummation by Investor of any of the transactions contemplated hereby and thereby, except for (i) the approvals, filings and notices required under the FTL and (ii) report under the FIPL with respect to Newco’s contribution to LS Korea.

4.3. Capital Structure. As of the Closing Date (assuming the prior amendment of the Limited Partnership Agreement in accordance with Section 1.1), the authorized capital of the Partnership shall consist of 156,321,839 units, of which (a) 72,000,000 units shall be designated Class A Units, (b) 64,000,000 units shall be designated Class B Units and (c) 20,321,839 units shall be designated Class C Units. Upon receipt of the Investor Investment Amount and Trailblazer Contribution pursuant to Section 1.2 and Section 1.3, the Class A Units and the Class B Units will be validly issued to Investor and Trailblazer, free and clear of any and all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Limited Partnership Agreement, (iii) for any restrictions on sales of securities under applicable securities Laws, (iv) for Permitted Liens and (v) as may be set forth in the Contracts set forth in Section 4.3 of the Disclosure Schedule.

4.4. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers’, finders’, financial advisors’ or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or any of its Affiliates, except those for which Investor will be solely responsible.

4.5. Capital Resources. Assuming the consummation of the Investor Contribution and the Trailblazer Contribution at the Closing, Newco will have sufficient cash resources at Closing to pay the Trailblazer Distribution and the Newco Contribution Amount.

4.6. Non-Reliance. Newco is not relying and Newco has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in this Agreement. Such representations and warranties by Trailblazer and Investor constitute the sole and exclusive representations and warranties of Trailblazer and Investor, respectively, in connection with the transactions contemplated hereunder and Newco understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Trailblazer and Investor.

ARTICLE V

Pre-Closing Covenants and Agreements

5.1. Conduct of Business of Trailblazer and the Group Companies. Except as contemplated or permitted by this Agreement or as may be required by applicable Requirements of Law, during the period from the date hereof to the Closing Date, Trailblazer shall cause each Group Company to (i) conduct its business in all material respects in the Ordinary Course of Business, (ii) use its respective commercially reasonable efforts to preserve intact its business organization, keep available the services of its present officers and employees, preserve its assets and properties and preserve its relationships with customers, suppliers, merchants, partners, subscribers, licensors, licensees, and other third parties, all with the goal of preserving unimpaired the goodwill and ongoing businesses of such Group Company at and following the Closing; and (iii) pay all material Taxes when due and file all material Tax Returns when due. From the date hereof to the Closing, except as set forth in Section 5.1 of the Disclosure Schedule and as expressly contemplated by the Transaction Documents, Trailblazer shall not (x) take the actions set forth in clauses (d)(ii), (d)(iii), (d)(iv) and (f) or (y) cause or permit any Group Company to take any of the following actions, in each case without the prior consent of Investor:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, equity or property) in respect of, its outstanding equity interests; (ii) split, combine or reclassify any of its outstanding equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its outstanding equity interests; or (iii) purchase, redeem or otherwise acquire any outstanding equity interests of it or any rights, warrants or options to acquire any such equity;

(b) issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities or issue any securities convertible into, or any rights, warrants or options to acquire, any such equity interests or other securities or convertible securities;

(c) amend or modify any of its Constituent Documents;

(d)(i) acquire (including by way of merger, consolidation or acquisition of stock or assets) any Person or any division thereof or material portion of the assets thereof; (ii) enter into any agreement providing for the merger or consolidation of Trailblazer or any Group Company with any other Person; (iii) liquidate, dissolve, or wind up, or otherwise dispose of all or substantially all of its assets; (iv) consider or adopt of a plan of liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization; or (v) form or organize any new Subsidiary, company or joint venture, partnership or similar arrangement;

(e) mortgage, pledge, create or subject to any Lien (other than Permitted Liens) any of its properties or assets;

(f) sell, lease, license or otherwise dispose of any property or assets, other than in the Ordinary Course of Business;

(g) create, incur, assume, guarantee or become liable for any indebtedness for borrowed money, or issue any debt securities, other than pursuant to letters of credit drawn on or surety bonds entered into in the Ordinary Course of Business;

(h) enter into any new, or amend, terminate or renew in any material respect, any Material Contract, excluding any Contract (whether or not any such Contract would be a Material Contract) with merchants, vendors, suppliers or customers entered into in the Ordinary Course of Business or as otherwise specifically permitted under this Section 5.1; provided, that any new Contract or amendment to an existing Contract containing any exclusivity, non-competition or non-solicitation arrangement restricting any Group Company in any material respect or any minimum purchase requirements in excess of KRW 150,000,000 shall be deemed a Material Contract;

(i) enter into any new, or amend, terminate or renew in any material respect, any Affiliate Agreement;

(j) adopt or change its financial or statutory accounting methods, principles or practices (including any change in depreciation or amortization policies or rates, billing and invoicing policies, payment or collection policies or practices, or any change to practices that would impact the methodology for recognizing revenue), other than as required by a change in applicable Requirements of Law or Applicable Accounting Principles arising after the date hereof;

(k) change or alter in any material respect its management of working capital, including by accelerating or delaying the collection of receivables or payment of payables other than in the Ordinary Course of Business;

(l) other than in accordance with the Group Companies’ capital expenditure budget set forth on Section 5.1(l) of the Disclosure Schedule (the “CapEx Budget”), make any payment, accrual or commitment for capital expenditures in excess of KRW 150,000,000 individually or other than in the Ordinary Course of Business;

(m) cause any material damage, destruction or other loss of any asset or property of any Group Company (whether or not covered by insurance);

(n) make any loan, advance or capital contribution to or otherwise invest in any Person;

(o) pay, discharge, release, waive, settle or satisfy any material claims, rights, Liens, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities or obligations;

(p) adopt, amend or modify any Employee Benefit Plan, including any bonus plan;

(q) except in the Ordinary Course of Business or otherwise required by applicable Law, (i) enter into any employment, consulting, deferred compensation, severance, retirement or other similar agreement with any director, officer, employee, agent, or independent contractor of any Group Company with a base salary in excess of KRW 125 ,000,000 per year (or materially amend any such existing agreement); (ii) grant any severance or termination pay to any director, officer, employee, agent, or independent contractor of any Group Company; (iii) materially change any compensation or other benefits payable to any director, officer, employee, agent, or independent contractor of any Group Company pursuant to any bonus, severance, retirement or similar policies or plans thereof; (iv) materially increase or decrease any compensation (including bonuses) payable or to become payable to any director, officer, employee, agent, or independent contractor of any Group Company; or (v) materially alter any employment practices or any terms and conditions of employment;

(r) commence, comprise or settle any Action by or against any Group Company or relating to any of their businesses, properties or assets in excess of KRW 150,000,000 in the aggregate for all such Actions, other than to enforce its rights under this Agreement against Investor;

(s) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with a Taxing Authority in respect of Taxes, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, request any Tax ruling from a Taxing Authority, enter into any Tax sharing or similar agreement or arrangement (other than customary Tax indemnification provisions contained in commercial agreements entered into by any Group Company in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), enter into any transactions giving rise to deferred gain or loss (other than in the Ordinary Course of Business), or amend any Tax Return;

(t) terminate, cancel, amend or fail to renew (on substantially similar terms) any insurance policy set forth in Section 2.22 of the Disclosure Schedule or coverage maintained with respect to any material property or which has not been replaced by a comparable amount of insurance coverage;

(u) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the Ordinary Course of Business;

(v) engage in any purchase or sale of any interest in real property, grant any security interest in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any lease agreement;

(w) relinquish any material right outside the Ordinary Course of Business, including any right in or to the Company Intellectual Property;

(x) outside of the Ordinary Course of Business enter into any Affiliate Agreement or any other transaction with Trailblazer or any of its Affiliates;

(y) amend or enter into a new collective bargaining agreement; or

(z) take, commit, or agree in writing or otherwise to take, any of the actions described clause (a) through (y) of this Section 5.1.

5.2. Further Assurances; Regulatory Filings

(a) Subject to the terms of this Agreement, each party hereto shall use its reasonable best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article VI). Each party hereto shall use reasonable best efforts to obtain consents and other authorizations of all Government Entities necessary to consummate the transactions contemplated by this Agreement. All filing fees incurred in connection with obtaining such consents and authorizations shall be paid by Investor. As promptly as practicable, but in no event later than five (5) Business Days after the date hereof, Investor shall cause Newco to file a business combination report for the transactions contemplated by this Agreement (the “Business Combination Report”) with the Korea Fair Trade Commission, in accordance with Article 12 of the FTL and Investor shall provide a copy of the Business Combination Report to Trailblazer for its review prior to filing, and each party shall supply as promptly as practicable to the appropriate Government Entities any additional information and documentary material that may be requested pursuant to the antitrust Laws of Korea and any other applicable antitrust, competition or similar Law. Without limiting the foregoing, (i) Trailblazer, Investor, Newco and their respective Affiliates shall not enter into any agreement with any Government Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto and (ii)

Trailblazer and Investor agree to use their reasonable best efforts to take all actions that are necessary or reasonably advisable or as may be required by any Government Entity to expeditiously consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, neither Investor, Trailblazer nor any of their respective Affiliates shall (A) be required to sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of Investor or its Affiliates or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, (B) terminate, amend or assign existing relationships and contractual rights and obligations or agree to any limitation on the operation or conduct of their respective businesses, (C) amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements, (D) otherwise be subjected to behavior remedies (including injunctive relief, cease and desist orders or order provisions prohibiting continuation of conduct or requiring affirmative conduct), (E) pay any amounts (other than the payment of filing fees and expenses and fees of counsel) or (F) commence or defend any litigation in connection with applicable antitrust, competition or similar Law, except as set forth in Section 5.2(c) hereof.

(b) To the extent permissible under applicable Law, each party hereto shall, in connection with the efforts referred to in Section 5.2(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the antitrust Laws of Korea or any applicable antitrust, competition or similar Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any Government Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Government Entity or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Government Entity, (v) in the event one party is prohibited by applicable Law or by the applicable Government Entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Government Entity.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any regulatory Law or if any Action, whether judicial or administrative, is instituted by any Government Entity or any private party challenging any of the transactions contemplated hereby as violative of the antitrust Laws of Korea or any other applicable antitrust, competition or similar Law, each party shall use commercially reasonable efforts to (i) oppose or defend against any action to prevent, enjoin or place any condition on consummation of this Agreement (and the transactions contemplated herein) and/or (ii) take such action as reasonably necessary to overturn any regulatory action by any Government Entity to block or place any condition on consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Government Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any such objections or challenge as such Government Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement, provided that the parties shall cooperate with one another in connection with all proceedings related to the foregoing.

5.3. Notices and Consents. Promptly after the date hereof (and in any event within five (5) Business Days after the date hereof), Trailblazer shall, and shall cause the Group Companies to, give any required notices and/or form of any consents set forth on Schedule 2.4 (which form shall be reasonably acceptable to Investor) to Third Parties, and shall use their commercially reasonable efforts to obtain all such consents (including incurring any reasonable costs and expenses associated therewith) prior to the Closing Date.

5.4. Delivery of Monthly Financial Statements. Trailblazer shall deliver to Investor copies of each of the Group Companies’ interim monthly and year-to-date consolidated financial statements as soon as reasonably practicable (in any event, within fifteen (15) days) following the end of each monthly accounting period between the date hereof and the Closing Date. Such financial statements shall include income statements and balance sheets.

5.5. Access.

(a) Prior to the Closing and subject to applicable Laws, Investor shall be entitled, through its officers, employees and Representatives (including its legal advisors and accountants), to have such access to the properties, management, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it reasonably requests in connection with the transactions contemplated by this Agreement (including Tax Returns and Tax work papers). Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Trailblazer shall cause the Group Companies to use their respective commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Group Companies to reasonably cooperate with Investor in connection with such access and examination, and each of Investor and its Representatives shall reasonably cooperate with the Group Companies and their respective officers, employees, consultants, agents, accountants, attorneys and other Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would, as determined by Trailblazer upon advice of counsel, require any of the Group Companies to disclose information subject to attorney client privilege or conflict with any confidentiality obligations to which any Group Company is bound; provided, however, that Trailblazer shall cause the Group Companies to use their respective commercially reasonable efforts to obtain a waiver of any such confidentiality obligations upon Investor’s reasonable prior written request. Notwithstanding anything to the contrary contained herein, (x) without the prior written consent of Trailblazer (which consent may not be unreasonably withheld, conditioned or delayed), Investor shall not, and shall cause its officers, employees, legal advisors, consultants, agents, accountants and other Representatives not to, contact any supplier, customer, independent contractor, landlord, lessor, bank, any Person with whom any Group Company has or has had a business relationship or other lender or Representative of or to the Group Companies with respect to any Group Company or the transactions contemplated by this Agreement; provided that Trailblazer shall have the right to have one or more Representatives present during any such contact in the event that it consents to such contact, and (y) neither Investor nor its Representatives shall have any right to perform invasive or subsurface investigations of the properties or facilities of any Group Company without the prior written consent of Trailblazer (which consent may be withheld for any or no reason). Trailblazer does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.5(a) and none of Investor and/or any other Person may rely on the accuracy of any such information, other than as expressly set forth in Trailblazer’s representations and warranties contained in Article II; provided that no investigation pursuant to this Section 5.5(a) by Investor or its Representatives shall be deemed to modify any of Trailblazer’s representations and warranties contained in Article II.

(b) Investor acknowledges that the information provided to Investor in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Mutual Confidentiality and Non-Disclosure Agreement between Groupon and KKR Asia Limited, a Hong Kong Company, dated as of December 18, 2014 and the Mutual Confidentiality and Non-Disclosure Agreement between Groupon and Anchor Equity Partners (Asia) Ltd., dated as of November 24, 2014, as either of such agreements may be amended or supplemented, the terms (including of any amendments or supplements) of which are incorporated herein by reference.

5.6. Notification of Certain Matters. Between the date hereof and the Closing Date, Investor and Trailblazer shall give each other prompt notice in writing upon obtaining Knowledge of: (a) the occurrence, or failure to occur, of any event which occurrence or failure could, individually or in the aggregate, reasonably be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 6.2(a) or Section 6.3(a), as applicable, would fail to be satisfied; (b) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any change, event or circumstance that has had, or could, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any Actions commenced or, to the Knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement; provided, that no disclosure by any party pursuant to this Section 5.6 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or to limit or otherwise affect the remedies of any other party.

5.7. Exclusivity Trailblazer agrees that, until the earlier to occur of the Closing and such time as this Agreement has terminated in accordance with Article VII, Trailblazer will not, nor will it authorize or permit any of its affiliates or its or their representatives, officers, directors, agents, employees or advisors (each a “Representative”, and collectively, the “Representatives”) to, directly or indirectly: (i) initiate, encourage (including by means of furnishing or disclosing information), solicit, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to acquire, directly or indirectly, any shares or other securities of Trailblazer, any Group Company or any material portion of any of their respective assets (in any case, whether by merger, consolidation, refinancing, recapitalization, business combination, share exchange, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) (an “Acquisition Proposal”), other than with Investor (for the avoidance of doubt, no member of Trailblazer’s or any Group Company’s management will be permitted to meet with any Person with respect to an Acquisition Proposal); (ii) furnish or disclose any non-public information (including the existence or terms of this Agreement) in connection with an Acquisition Proposal to any person or entity, other than to Investor; or (iii) enter into any agreement regarding an Acquisition Proposal, other than with Investor. Trailblazer further agrees to immediately terminate any existing discussions, negotiations and contacts (other than with Investor and/or its Affiliates) regarding any Acquisition Proposal. Trailblazer shall ensure that its and its Affiliates’ Representatives are aware of the provisions of this letter, and Trailblazer hereby agrees that it shall be responsible for any breach of this Agreement by its or its Affiliates’ such Representatives. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein shall prohibit Groupon from soliciting, initiating, entertaining or accepting other offers from, negotiating with, or in any manner discussing with any Person any transaction involving a Change of Control of Groupon that indirectly includes the acquisition of the capital stock, assets or business of Trailblazer.

5.8. Intercompany Accounts. Prior to the Closing, Trailblazer shall take (or cause one or more of its Affiliates or one or more of the Group Companies to take) such actions required to settle, effective as of, or prior to, the Closing Date all amounts due as of the Closing Date under any intercompany accounts so that there are no intercompany obligations, interest, fees, payables or receivables between any Group Company, on the one hand, and Trailblazer or any of its Affiliates (other than any Group Company), on the other hand, outstanding as of the Closing Date, including under (a) any Tax allocation or Tax sharing agreements and (b) arrangements or agreements between any Group Company and Groupon relating to management fees and subscriptions for or licenses to use SalesForce.com, Helpdesk and Netsuite; provided, however, arrangements or agreements between any Group Company and Groupon relating to management fees and subscriptions for or licenses to use SalesForce.com shall not be required to be settled, modified or terminated to the extent necessary to comply with Section 2.4(a) of the Restrictive Covenants Agreement. Trailblazer shall bear all costs, expenses, liabilities and Taxes associated with the actions contemplated by this Section 5.8, except as such costs, expenses and liabilities may be reimbursable by TMON pursuant to Section 2.4(a) of the Restrictive Covenants Agreement.

5.9. Employee Contribution Bonus. Trailblazer shall be solely responsible for any and all Employee Contribution Bonus and shall not have any claims against the Investor, Newco or their respective Subsidiaries for any payment made by Trailblazer.

5.10. Group Company Transaction Costs. Except as otherwise set forth in Section 11.1, Trailblazer shall be solely responsible for any and all Transaction Costs and shall not have any claims against the Investor, Newco or their respective Subsidiaries for any Transaction Costs.

ARTICLE VI

Closing Conditions

6.1. Conditions Precedent to Each Party’s Obligations. The obligations of Investor, Trailblazer and Newco under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver (if permitted by applicable Law and, in any event, in each party’s sole discretion), at or prior to the Closing, of all of the following conditions:

(a) Injunction. There will be no effective injunction (whether temporary, preliminary or permanent), writ or preliminary restraining Order of any nature issued by a Government Entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the Transactions or the other transactions contemplated by this Agreement;

(b) Legal Prohibition. No Law, judgment or Order shall have been enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit the consummation of the transactions contemplated by this Agreement; and

(c) Government Entity Consents. All consents, authorizations, waivers or approvals of any Government Entity as may be required to be obtained under the antitrust Laws of Korea in connection with the execution, delivery or performance of this Agreement, the failure of which to be obtained would prevent the legal and valid consummation of the transactions contemplated hereby, shall have been obtained, including the expiration or termination of all applicable waiting periods (and any extensions thereof).

6.2. Conditions Precedent to Obligations of Investor. The obligations of Investor under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Investor:

(a) Accuracy of Representations and Warranties. The Fundamental Representations and the representation and warranties set forth in Section 2.11(a) shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The representations and warranties of Trailblazer set forth in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect as to any limitation as to materiality or “Material Adverse Effect” set forth therein), as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate have a Material Adverse Effect.

(b) Performance of Covenants. Trailblazer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c) Closing Certificate. Investor shall have received at the Closing a certificate from Trailblazer dated as of the Closing Date certifying the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b).

(d) Consents and Approvals. Trailblazer shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by the Group Companies and/or Trailblazer to consummate the transactions contemplated by this Agreement as set forth on Schedule 6.2(d) and shall have delivered true, complete and correct copies of such to Investor.

(e) Resignations. Each Group Company shall have received duly executed resignations of its directors and officers as set forth on Schedule 6.2(e) (in each case, in a form reasonably satisfactory to Investor) and delivered true, complete and correct copies thereof to Investor.

(f) Termination of Affiliate Agreements. Investor shall have received evidence satisfactory to Investor of the termination (without any liability to any Group Company) of the Affiliate Agreements other than such Affiliate Agreements set forth on Schedule 6.2(f).

(g) Tax Withholding Forms. Trailblazer shall have delivered to Newco and to Investor (i) a non-foreign affidavit, dated as of the Closing, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that it is not a “Foreign Person” as defined in Section 1445 of the Code, and (ii) a properly completed and duly executed IRS Form W-9.

(h) Limited Partnership Agreement. The Limited Partnership Agreement shall have been duly executed and delivered by Trailblazer.

(i) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by Trailblazer.

(j) Tax Indemnity Agreement. The Tax Indemnity Agreement shall have been duly executed and delivered by Trailblazer.

(k) Cash Certificate. The Cash Certificate shall have been duly executed and delivered by Trailblazer.

6.3. Conditions Precedent to Obligations of Trailblazer. The obligations of Trailblazer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by Trailblazer:

(a) Accuracy of Representations and Warranties. (i) The representations and warranties of Investor and Newco set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except to the extent that such representations and warranties are qualified by the term “material” or “material adverse effect”, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

(b) Performance of Covenants. Investor and Newco shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing.

(c) Closing Certificate. Trailblazer shall have received at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Investor and Newco, certifying the fulfillment of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d) Limited Partnership Agreement. The Limited Partnership Agreement shall have been duly executed and delivered by Investor and Newco.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by Investor and Newco.

(f) Tax Indemnity Agreement. The Tax Indemnity Agreement shall have been duly executed and delivered by Investor and Newco.

ARTICLE VII

Termination

7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of all parties hereto;

(b) by Investor on the one hand, or Trailblazer on the other hand, in writing and without liability of such party on account of such termination (provided that the terminating party is not otherwise in material default or material breach of this Agreement), if the Closing shall not have occurred on or before July 31, 2015 (as it may be extended, the “Outside Date”); provided further, that the Outside Date shall be extended by up to sixty (60) days from the Outside Date in the case that Investor is using commercially reasonable efforts to pursue the approval of the Business Combination Report for the Transaction;

(c) by Investor, if Trailblazer materially breaches any of its representations, warranties or covenants contained herein such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, without liability of Investor on account of such termination (provided that (i) Investor shall only be permitted to terminate this agreement under this Section 7.1(c) so long as it is not otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, Investor may not terminate this Agreement under this Section 7.1(c) unless such breach remains uncured as of the earlier of (x) the Outside Date and (y) twenty (20) Business Days after written notice of such breach is given to Trailblazer by Investor); or

(d) by Trailblazer, if Investor or Newco materially breaches any of its representations, warranties or covenants contained herein such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, without liability of Trailblazer on account of such termination (provided that (i) Trailblazer shall only be permitted to terminate this agreement under this Section 7.1(d) so long as it is not otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, Trailblazer may not terminate this Agreement under this Section 7.1(d) unless such breach remains uncured as of the earlier of (x) the Outside Date and (y) twenty (20) Business Days after written notice of such breach is given to Investor by Trailblazer).

7.2. Effect of Termination. If any party terminates this Agreement pursuant to, and in accordance with, Section 7.1, this Agreement shall forthwith become void and of no further force and effect with no liability to any party hereunder, except that (a) the covenants and agreements set forth in Section 5.5(b), this Section 7.2 and Article XI shall survive such termination indefinitely, and (b) nothing in Section 7.1 or this Section 7.2 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement or impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VIII

Indemnification

8.1. Indemnification by Trailblazer Indemnitor. From and after the Closing, the Trailblazer Indemnitor will indemnify and hold harmless Investor and its directors, officers, stockholders, employees, agents, subsidiaries (other than any Group Company) and affiliates (the “Investor Indemnified Persons”), and will reimburse the Investor Indemnified Persons for, any loss, Liability, claim, damage or expense, including reasonable out-of-pocket costs of investigation and defense of claims and reasonable attorneys’ fees and expenses, including incurred as a result of any claims or substantive litigation between the parties to this Agreement (collectively, “Losses”), (i) incurred by an Investor Indemnified Person and determined in accordance with Section 8.8 (a “Direct Loss”), or (ii) incurred by a Group Company (a “Group Company Loss” and, together with any Direct Losses, “Investor Indemnifiable Losses”) arising under or resulting from with any of the following, and whether or not involving a Third Party Claim:

(a) any breach of any representation or warranty by Trailblazer, as of the date hereof or as of the Closing, set forth in Article II of this Agreement;

(b) any breach of any covenant or agreement of Trailblazer herein; or

(c) any inaccuracy in the Cash Certificate.

All claims for indemnification under this Section 8.1 shall be administered by Investor for itself and on behalf of all other Investor Indemnified Persons.

8.2. Indemnification by Investor. From and after the Closing, Investor will indemnify and hold harmless Trailblazer and its directors, officers, stockholders, employees, agents, subsidiaries (other than the Group Companies) and affiliates (collectively, the “Trailblazer Indemnified Persons”) and will reimburse the Trailblazer Indemnified Persons for, any Losses incurred by the Trailblazer Indemnified Persons (the “Trailblazer Indemnifiable Losses”) resulting from with any of the following:

(a) any breach of any representation or warranty by Investor or Newco, as of the date hereof or as of the Closing, in Article III or Article IV, respectively, of this Agreement; or

(b) any breach of any covenant or agreement of Investor or Newco herein.

8.3. Indemnification Limitations.

(a) The Trailblazer Indemnitor shall have no obligation to indemnify Investor Indemnified Persons under Section 8.1(a) or for claims brought against the Trailblazer Indemnitor that arise under Section 8.1(a), and no indemnification claims shall be brought against the Trailblazer Indemnitor until the aggregate amount of Investor Indemnifiable Losses incurred by Investor Indemnified Persons, exceeds $2,000,000 (the “Indemnification Deductible”), at which point the Trailblazer Indemnitor will be obligated to indemnify Investor Indemnified Persons from and against all Investor Indemnifiable Losses incurred by such Investor Indemnified Persons in excess of the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to Investor Indemnifiable Losses arising under or resulting from common law fraud, breaches of the Fundamental Representations, or breaches of the representation made in the first sentence of Section 2.9(b) (Title to Assets).

(b) The Trailblazer Indemnitor shall have no obligation to indemnify Investor Indemnified Persons under Section 8.1(a) or for claims brought against the Trailblazer Indemnitor that arise under Section 8.1(a), and no indemnification claims or any other claims shall be brought against the Trailblazer Indemnitor for an aggregate amount of Investor Indemnifiable Losses incurred by Investor in excess of $28,500,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply with respect to any Investor Indemnifiable Losses arising under or resulting from common law fraud or breaches of the Fundamental Representations. The indemnification liability of the Trailblazer Indemnitor for any breaches of the Fundamental Representations, claims pursuant to Section 8.1(b) and claims arising under the Tax Indemnity Agreement shall be capped at the amount of the Trailblazer Cash Amount.

8.4. Indemnification Procedures.

(a) An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party (“Indemnifying Party”) prompt written notice (a “Third Party Claim Notice”) of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder within twenty (20) days after becoming aware of such Third Party Claim (or within such shorter time as may be necessary to give the

Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement setting forth in reasonable detail the nature and basis of such Third Party Claim and providing copies of the relevant documents evidencing such Third Party Claim, the amount of the claim, and the basis for the indemnification sought. The Third Party Claim Notice shall (A) describe the claim in reasonable detail, and (B) indicate the amount (estimated, if necessary, and to the extent feasible) of the Investor Indemnifiable Losses or Trailblazer Indemnifiable Losses, as applicable, that have been or reasonably may be suffered by the Claiming Party with respect to such Third Party Claims. The failure to give a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Article VIII, and then only to the extent of such prejudice. The Indemnifying Party must provide written notice to the Claiming Party that it is either (x) assuming responsibility for the Third Party Claim, or (y) disputing the claim for indemnification against it (such notice, the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Claiming Party within forty-five (45) days after receipt of the notice from the Claiming Party of the Third Party Claim (such period is referred to herein as the “Indemnification Notice Period”).

(b) If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its own expense; provided, however, that the Claiming Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event the Indemnifying Party assumes and conducts the defense on behalf of the Claiming Party, the Indemnifying Party may settle such Third Party Claim, but shall not, without the consent of the Claiming Party (which consent shall not be unreasonably withheld, conditioned or delayed), (i) agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party from all liability with respect thereto or (ii) agree to any relief other than money damages (and a full release related thereto). If the Indemnifying Party does not provide an Indemnification Notice to the Claiming Party within the Indemnification Notice Period, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the Third Party Claim in any manner the Claiming Party reasonably may deem appropriate and reasonable; provided that any such settlement of such Third Party Claim must include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party and the Indemnifying Party from all liability with respect thereto; provided further that any settlement or resolution of a Third Party Claim made without the prior written consent of Indemnifying Party shall not be determinative of the existence of or amount of Investor Indemnifiable Losses or Trailblazer Indemnifiable Losses, as applicable, relating to such matter; and provided further that the Indemnifying Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event that (x) a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 8.4, resulting in Liability on the part of the Claiming Party, then subject to the limitations set forth in Section 8.3, the Indemnifying Party shall pay the amount of such Investor Indemnifiable Losses or Trailblazer Indemnifiable Losses, as applicable.

(c) In the event that the Indemnifying Party disputes the claim for indemnification against it with respect to such Third Party Claim, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim in any manner the Claiming Party may deem reasonably appropriate; provided that the Claiming Party shall not, without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), agree to any settlement that does not include a provision whereby the plaintiff or claimant of such Third Party Claim releases the Indemnifying Party from all Liability with respect to such Third Party Claim; and provided further that any settlement or resolution of a Third Party Claim made without the prior written consent of the Trailblazer Indemnitor shall not be determinative of the existence of or amount of Investor Indemnifiable Losses or Trailblazer Indemnifiable Losses, as applicable, relating to such matter. If such dispute regarding the indemnification obligation of the Indemnifying Party with respect to such Third Party Claim has been finally resolved by a court or other tribunal of competent jurisdiction, or by mutual agreement of the Claiming Party and Indemnifying Party, to provide for indemnification by the Indemnifying Party of such Third Party Claim, subject to the provisions of Section 8.3, the Indemnifying Party shall within ten (10) Business Days of the date of such resolution or agreement, pay to the Claiming Party all Investor Indemnifiable Losses or Trailblazer Indemnifiable Losses, as applicable, paid or incurred by the Claiming Party in connection therewith.

(d) A Claiming Party shall give the Indemnifying Party prompt written notice (a “Claim Notice”) of any claim other than a Third Party Claim (including any such claim under the Tax Indemnity Agreement). The failure to give a Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

(e) Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds or third party recoveries with respect to such Investor Indemnifiable Losses or Trailblazer Indemnifiable Losses, as applicable, actually received by a Claiming Party or its Affiliates (net of any actual, documented and reasonable out-of-pocket costs incurred by the Claiming Party or any of its Affiliates to recover the same, Taxes or increase in premium related thereto). If the indemnity amount is paid prior to the Claiming Party’s actual receipt of insurance proceeds or third party recoveries related thereto, and a Claiming Party subsequently receives such insurance proceeds or third party recoveries, then the Claiming Party shall promptly notify and pay to the Indemnifying Party the amount of insurance proceeds subsequently received. The Claiming Party agrees to use commercially reasonable efforts to pursue any claims for insurance with respect to the claims or Investor Indemnifiable Losses or Trailblazer Indemnifiable Losses, as applicable for which it is seeking indemnification hereunder. Except as otherwise provided in this Section 8.4(e), the existence of any insurance policies shall not affect the indemnification obligations of the Trailblazer Indemnitor.

(f) Any indemnity payment due and payable by a Trailblazer Indemnitor to an Investor Indemnified Person under this Agreement due to a Group Company Loss incurred by a Group Company shall be reduced, without duplication, by the Investor’s Pro Rata Portion of any LS Indemnification Recovery Amount transferred or paid to Newco in accordance with the Restrictive Covenants Agreement. Investor and Trailblazer agree to use their respective reasonable efforts to cause TMON to seek indemnification under the 2013 SPA with respect to such Group Company Loss, to the extent available. Notwithstanding the foregoing or anything herein to the contrary, any Third Party Claim with respect to Taxes shall be governed by the Tax Indemnity Agreement.

8.5. Special Damages. Notwithstanding anything else herein to the contrary, in no event shall any Indemnifying Party be liable to any Claiming Party hereunder or under the Tax Indemnity Agreement for any, and “Losses” shall not include any amounts for, punitive damages or consequential damages that are not reasonably foreseeable, except, in each case, in the case of any such damages that are payable to a third party in respect of a Third Party Claim that gives rise to indemnification payment obligations in accordance with the terms hereunder.

8.6. Computation of Damages.

(a) Solely for purposes of calculating the dollar amount of any Losses suffered by an Investor Indemnified Person pursuant to a breach of a representation or warranty under Article II, each representation or warranty that contains any qualification as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were no such qualification, and any such qualification shall be disregarded for purposes of this Article VIII.

(b) For purposes of calculating the amount to be paid by the Trailblazer Indemnitor with respect to any Group Company Loss, such amount shall be equal to the product of (i) the aggregate value of such Group Company Loss to the Person suffering such Loss multiplied by (ii) a fraction (x) the numerator of which is the aggregate number of Class A Units Investor holds as of such date and (y) the denominator of which is the aggregate number of outstanding and vested units of Newco as of such Date (the “Pro Rata Portion”).

8.7. Exclusive Remedy. Except with respect to any Loss that is the result of common law fraud on the part of another party or any of its Affiliates, each of the parties hereto agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to breaches of covenants, representations and warranties of this Agreement shall be indemnification pursuant to this Article VIII and the Tax Indemnity Agreement; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party hereto may have pursuant to this Agreement.

8.8. Duplication of Recovery. Any Loss for which any party hereto is entitled to indemnification under Article VIII and the Tax Indemnity Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that the right to indemnification shall not be limited to the extent that the amount of Losses for such state of facts has not previously been recovered. In addition, an Investor Indemnified Person may recover Direct Losses only if such Loss arises from (i) any breaches by Trailblazer of the Fundamental Representations, (ii) any breaches of the representations and warranties set forth in Section 2.6, Section 2.11(a), Section 2.13(f) or Section 2.13(g) or (h), (iii) any Third Party Claim asserted against any Investor Indemnified Person, or (iv) the common law fraud of Trailblazer; provided, that in no event shall an Investor Indemnified Person be entitled to recover for any such Loss as both a Direct Loss and a Group Company Loss.

8.9. Subrogation. Upon making any indemnification payment under this Article VIII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates.

8.10. Survival. All representations and warranties contained in this Agreement shall survive Closing and shall terminate and expire at the close of business on the date that is fifteen (15) months after the Closing Date (the “Indemnity Period”), except for (i) the representations made (A) in the first sentence of Section 2.9(a) (Title to Assets) and (B) Section 2.10 (Employees/Employee Benefit Matters), which, in each case, shall survive until three (3) years following the Closing Date, (ii) the Fundamental Representations, which shall survive until twenty (20) years following the Closing Date, and (iii) the representations and warranties in Section 2.12 (Taxes), which shall survive until five (5) years following the Closing Date; provided, however, that any obligations under Sections 8.1(a) and 8.2(a) shall not terminate with respect to any Losses as to which the Claiming Party shall have given notice to the Indemnifying Party under Section 8.4 before the termination of the applicable survival period. The covenants of any party hereto which by their terms are to be performed prior to the Closing shall survive the Closing and continue in full force and effect for a period of fifteen (15) months following the Closing. All other covenants and other obligations of contained in this Agreement shall survive the Closing and continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied, or otherwise indefinitely (except as limited by applicable Law) in accordance with the respective terms of such covenants and obligations set forth in this Agreement.

8.11. Binding Effect of Indemnity Terms. In the event that Trailblazer or any of its successors or assigns (a) consolidates with or merges into any other Person or (b) transfers any portion of the Trailblazer Cash Amount to any Person, then, and in each case, Trailblazer, as a condition to such consolidation, merger or transfer, shall cause such Person, to expressly assume and be bound by the obligations set forth in this Article VIII, in addition to Trailblazer (each, a “Trailblazer Indemnitor”).

8.12. Investor Investment Amount Adjustment. All payments made pursuant to this Article VIII shall be treated as adjustments to the Investor Investment Amount.

8.13. No Right of Contribution. Trailblazer Indemnitor shall not be entitled to contribution or any other payments from any Group Company for any damages that Trailblazer Indemnitor is obligated to pay under this Article VIII.

8.14. Tax Treatment of the Trailblazer Contribution and the Trailblazer Distribution. Solely for U.S. federal income Tax purposes (and to the extent applicable, for state, local, and non-U.S. Tax purposes), the parties agree to treat (i) a portion of the Trailblazer

Contribution in the amount of $441,000,000 as a contribution of property governed by Section 721 of the Code, (ii) a portion of the Trailblazer Distribution in the amount of $121,000,000 as governed by Section 1.707-4(d) of the Treasury Regulations and as a distribution of cash governed by Section 731 of the Code, and (iii) the remaining portion of the Trailblazer Contribution and the Trailblazer Distribution in the amount of $164,000,000 as a disguised sale of property governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations promulgated thereunder (or any analogous provision of state, local, or non-U.S. Tax Law). Except as required by applicable Law, the parties shall not file (and shall cause their respective Affiliates not to file) any Tax Return or take any position before any Government Entity (including any Taxing Authority) inconsistent with the Tax treatment described in this Section 8.14.

ARTICLE IX

Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

9.1. Further Assurances

(a) Following the Closing, each party hereto shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other party hereto may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including with respect to the conduct by the Group Companies of their businesses and obtaining and maintaining all Licenses and consents necessary or desirable in connection therewith, and each party hereto shall execute such documents as may be necessary to assist Newco in preserving or perfecting its ability to conduct the business of the Group Companies.

(b) As soon as practicable (but in no event later than thirty (30) days) following the Closing, Investor agrees to provide Trailblazer with a balance sheet and income statement of the Group Companies dated as of the Closing Date prepared in accordance with the Applicable Accounting Principles and shall, and shall cause the Group Companies to, cooperate fully as reasonably requested by Trailblazer in connection with the preparation and delivery of such balance sheet and income statement and related accounting matters.

9.2. Release. Effective as of the Closing Date and subject to the Closing occurring, Trailblazer does hereby unconditionally and irrevocably forever release and discharge the Group Companies and each of the officers and directors of the Group Companies and its Affiliates, employees and agents from all claims and causes of action (whether at law or in equity) Trailblazer has or may have against any Group Company or any of their officers, directors, employees, agents or Affiliates arising in connection with Trailblazer’s ownership of LS Korea, Trailblazer’s ownership of the LS Interests, LS Korea’s ownership of TMON or status as a shareholder of TMON (but not any other status) during any period on or prior to the Closing Date, other than (x) any rights under this Agreement or any certificate delivered pursuant to this Agreement, (y) any rights of directors and officers of TMON to indemnification and exculpation pursuant to the organizational documents of TMON, indemnification agreements entered into between such directors or officers and TMON or otherwise as allowed by Law, and (z) any rights of Trailblazer against any of the Persons named in the definition of “Knowledge” with respect to any information contained in any certificate delivered by such Person to Trailblazer in connection with this Agreement.

ARTICLE X

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“2013 SPA” has the meaning set forth in the Restrictive Covenants Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.7.

“Action” means any civil, criminal, administrative or investigative action, audit, suit, arbitration, hearing, litigation, investigation or other proceeding of any kind or nature.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. With respect to an individual, “Affiliate” shall also include any member of such individual’s Family Group. With respect to a trust or similar entity, “Affiliate” shall also include any beneficiary or trustee of such trust or entity.

“Affiliate Agreements” has the meaning set forth in Section 2.20.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, the UK Bribery Act 2010 (and, in relation to conduct prior to July 1, 2011, the Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906), or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

“Applicable Accounting Principles” means Korean GAAP or US GAAP, as applicable.

“Audited Financial Statements” has the meaning set forth in Section 2.6(a).

“Business Combination Report” has the meaning set forth in Section 5.2(a).

“Business Day” means each day which is not a day on which banking institutions in the city of New York, New York or Seoul, the Republic of Korea are authorized or obligated by Law or executive order to close.

“Cash Certificate” has the meaning set forth in Section 1.9.

“Cash Measurement Date” has the meaning set forth in Section 1.9.

“Cash on Hand” shall mean (i) all cash and cash equivalents of the Group Companies, as of the Cash Measurement Date, determined in accordance with the Applicable Accounting Principles minus (ii) the positive difference, if any, between (A) amounts that were required to be expended by the Group Companies pursuant to the CapEx Budget for the month of April 2015, and (B) amounts actually expended by the Group Companies pursuant to the CapEx Budget during the month of April 2015, plus (iii) the positive difference, if any, between (A) amounts actually expended by the Group Companies pursuant to the CapEx Budget during the month of April 2015, and (B) amounts that were required to be expended by the Group Companies pursuant to the CapEx Budget for the month of April 2015, plus (iv) an amount not to exceed KRW1,494,720,000 to the extent actually expended as a security deposit in April or May 2015.

“Cash Shortfall” has the meaning set forth in Section 1.9.

“CGT Exemption Application” has the meaning set forth in Section 1.8.

A “Change of Control of Groupon” means (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of Groupon having the right to vote for the election of members of the board of directors of Groupon, (ii) any reorganization, merger or consolidation of Groupon, other than a transaction or series of related transactions in which the holders of the voting securities of Groupon outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Groupon or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of Groupon and its subsidiaries.

“Claim Notice” has the meaning set forth in Section 8.4(d).

“Claiming Party” has the meaning set forth in Section 8.4(a).

“Class A Units” has the meaning set forth in the recitals to this Agreement.

“Class B Units” has the meaning set forth in the recitals to this Agreement.

“Class C Units” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 1.6.

“Closing Date” has the meaning set forth in Section 1.6.

“Closing Exchange Rate” means the “basic exchange rate” effective for the Closing Date published by the Seoul Money Brokerage Service.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” has the meaning set forth in Section 2.17(a).

“Company Systems” means all of the Group Company’s computer firmware, hardware, and software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software systems used or relied upon by the Group Companies in the conduct of their business.

“Consolidated Audited Financial Statements” has the meaning set forth in Section 2.6.

“Constituent Documents” of a Person means, as applicable, the declaration and charter, certificate of incorporation, articles of incorporation, certificate of designations, bylaws, or any similar organizational or governing document or instrument of a Person.

“Contract” means any contract, agreement, mortgage, indenture, debenture, note, loan, bond, lease, sublease, license, franchise, obligation, instrument, promise, understanding or other binding commitment, arrangement or undertaking of any kind whether oral or written, and whether express or implied, to which a Person is a party or by which any property or assets owned by such Person is bound.

“Controls” has the meaning set forth in Section 2.6(b).

“Delayed Closing” has the meaning set forth in Section 11.18.

“Direct Loss” has the meaning set forth in Section 8.1.

“Disclosure Schedule” means the Schedules delivered by Trailblazer to Investor attached hereto.

“Draft Cash Certificate” has the meaning set forth in Section 1.9.

“Employee Benefit Plans” has the meaning set forth in Section 2.10(f).

“Employee Contribution Bonus” means any incentive, retention bonus or other arrangement for payment to employees or contractors of the Group Companies in connection with the transactions contemplated by this Agreement, together with employer’s national insurance Liability thereon and any other Taxes or social security Liability arising in connection with such payments.

“Employee Group” means a group of employees of the Group Companies representing ten percent (10%) or more of the Group Companies’ total number of employees as of the date hereof.

“Environmental Laws” means any and all Requirements of Law, and any administrative or judicial interpretations thereof, relating to the protection of the environment or health and safety, including those pertaining to the use, distribution, generation, emission, discharge, handling, storage, processing, transportation, treatment, disposal, investigation, remediation and monitoring of Hazardous Materials.

“Equity Commitment Letter” has the meaning set forth in Section 3.4(a).

“Equity Financing” has the meaning set forth in Section 3.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Group” means, with respect to any natural person, such person’s spouse, parents and siblings, and each of their respective descendants (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability companies) formed solely for the benefit of such person and/or such person’s spouse, parents, siblings and/or their respective descendants (whether natural or adopted).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Founder” has the meaning set forth in the preamble to this Agreement.

“Founder Class A Units” has the meaning set forth in Section 11.5.

“Founder Contribution Amount” has the meaning set forth in Section 11.5.

“Founder Expenses” means all reasonable and documented out-of-pocket legal and other expenses incurred by the Founder in connection with the transactions contemplated hereby and the other Transaction Documents.

“Founder Side Letter Agreement” has the meaning set forth in the preamble to this Agreement.

“FTL” means the Korean Monopoly Regulation and Fair Trade Law, as amended.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Subsidiaries), Section 2.3 (Authority; Capacity), Section 2.4(a)(i) (No Violation; Required Consents), Section 2.5 (Capitalization), Section 2.8 (LS Korea), and Section 2.16 (Brokers).

“Government Entity” means any federal, national, state, provincial, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi-judicial governmental entity.

“Government Official” has the meaning set forth in Section 2.13(f).

“Group Companies” means LS Korea, TMON and their direct and indirect respective Subsidiaries.

“Group Company Loss” has the meaning set forth in Section 8.1.

“Groupon” shall have the meaning set forth in the recitals to this Agreement.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, and PCBs; (b) any substance that may give rise to Liability pursuant to, or is regulated under any applicable Environmental Laws; and (c) any materials or substances defined, listed or characterized in Environmental Laws as “hazardous,” “toxic,” “pollutant”, or “contaminant,” or words of similar meaning or regulatory effect.

“Indebtedness” means, without duplication, all indebtedness of a Group Company for borrowed money, whether current or funded, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums, breakage costs and prepayment penalties, if any, and including (A) any indebtedness evidenced by any note, bond, debenture or other debt security, (B) any indebtedness to any lender or creditor under credit facilities of any Group Company, (C) any indebtedness for the deferred purchase price of property with respect to which a Group Company is liable, contingently or otherwise, as obligor or otherwise, (D) any drawn amounts under letter of credit arrangements, (E) any cash overdrafts, (F) any capitalized leases, (G) any notes payable to any Group Company stockholders, vendors, customers or third parties (excluding, for the avoidance of doubt, any accounts payable or trade payables incurred by any Group Company in the Ordinary Course of Business), (H) any Liability of any Group Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (I) all unpaid dividends that have been declared by LS Korea, (J) any costs in connection with cancelling transactions between any Group Company, on the one hand, and Trailblazer or any of its Affiliates (other than any Group Company), on the other hand (including as required by Section 5.8), and (K) all obligations of the type referred to in (A) through and including (J) above of other Persons for the payment of which a Group Company is responsible or liable as obligor, guarantor, surety or otherwise.

“Indemnification Cap” has the meaning set forth in Section 8.3(b).

“Indemnification Deductible” has the meaning set forth in Section 8.3(a).

“Indemnification Notice” has the meaning set forth in Section 8.4(a).

“Indemnification Notice Period” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnity Period” has the meaning set forth in Section 8.10.

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations relating thereto (collectively, “Patents”); (b) trademarks, trade names, service marks, trade dress, logos, slogans, and all goodwill associated therewith, together with all applications, registrations, and renewals relating thereto; (c) works of authorship and mask works, all copyrights, and all applications, registrations, and renewals relating thereto; (d) trade secrets and other similar confidential or proprietary information (including ideas, research and development, know-how, mobile technology expertise, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial, marketing and business data, and business and marketing plans and proposals); (e) rights in

Internet web sites or protocol addresses, Internet domain names and registration rights, uniform resource locators, and copies and tangible embodiments of the foregoing (in whatever form or medium); and (f) and social media user names.

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“Investment” means, collectively, the Trailblazer Contribution and the Investor Contribution.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Investor Contribution” means the contribution of the Investor Investment Amount by Investor to Newco.

“Investor Indemnifiable Losses” has the meaning set forth in Section 8.1.

“Investor Indemnified Persons” has the meaning set forth in Section 8.1.

“Investor Investment Amount” shall mean $360,000,000 less any Founder Contribution Amount.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, (a) with respect to Trailblazer, the knowledge of Eric Lefkofsky, Daniel Shin, Paul Lee, Jason Harinstein, Sung Won Ha, Jaeyoung Han, Sung Bae Lee, Kyungmin Lee, Soojae Cho and Seung Min Lee and (b) with respect to Investor, the knowledge of Chung Ho Park, John Park, Steve Ko, Sanggyun Ahn and Sae Wook Wi, and in each case, including the knowledge that any such Person would have had after reasonable inquiry and investigation.

“Korean CGT” means all taxes (including withholding taxes), charges, fees, levies or other assessments imposed by Korea or any national, provincial, district or local subdivisions or agencies thereof on or by reference to capital gains realized or recognized upon the Trailblazer Contribution, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to the foregoing.

“Korean GAAP” means generally accepted accounting principles in Korea, consistently applied.

“Law” means any foreign, federal, state or local law, ordinance, writ, statute, treaty, rule or regulation.

“Leased Real Property” has the meaning set forth in Section 2.19.

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, order, approval, consent, certificate, registration, accreditation or other authorization of any Government Entity and other similar rights.

“Lien” means all pledges, liens, encumbrances and security interests of any kind (other than restrictions on transfer imposed by applicable securities Laws).

“Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Listed Employees” means those employees listed on Schedule 2.10(a).

“Losses” has the meaning set forth in Section 8.1.

“LS Indemnification Recovery Amount” has the meaning set forth in the Restrictive Covenants Agreement.

“LS Interests” has the meaning set forth in the recitals to this Agreement.

“LS Korea” has the meaning set forth in the recitals to this Agreement.

“LS Korea Loan” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, or operations of the Group Companies, taken as a whole, but shall not take into account the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (i) changes in general economic or business conditions, including changes in interest or currency rates, or the financial or securities markets generally, (ii) changes that are the result of factors generally affecting the Group Companies’ industry in geographic areas in which the Group Companies operate or conduct business, (iii) changes in any applicable Requirements of Law, US GAAP or Korean GAAP, (iv) war, terrorism or hostilities, provided that such war, terrorism or hostilities do not have any disproportionate or unique effect on any Group Company, (v) changes resulting from the execution, announcement or consummation of the transactions contemplated by, or the performance of obligations, under this Agreement, including any disruption or loss of supplier, vendor, service provider, customer or similar relationship or any loss of employees or labor strike, in each case to the extent arising from the execution, announcement or consummation of the transactions contemplated by this Agreement, (vi) any action taken by Investor or any of its Affiliates, agents or representatives or any action taken by Trailblazer or a Group Company at Investor’s direction, or (vii) the failure for any Group Company to achieve any internal financial projections or forecasts (including due to seasonal changes) provided that the underlying causes for such failure to meet internal projections or forecasts may be taken into account in determining whether there has been a Material Adverse Effect; provided, that, with respect to clauses (i) - (iv), such change, event, circumstance or development does not disproportionately or uniquely adversely affect any Group Company compared to other companies of similar size operating in such Company’s industry in similar geographic areas in which such Group Company or any of its Subsidiaries operates or conducts business.

“Material Contracts” has the meaning set forth in Section 2.15(b).

“Money Laundering Laws” has the meaning set forth in Section 2.13(h).

“Newco” has the meaning set forth in the preamble to this Agreement.

“Newco Contribution” has the meaning set forth in the recitals to this Agreement.

“Newco Contribution Agreement” means a contribution agreement to be entered into between Newco and LS Korea, pursuant to which Newco will contribute the Newco Contribution Amount to LS Korea in exchange for a number of LS Interests equal to the Newco Contribution Amount divided by the price per interest of the LS Interests in dollars as of the Closing Date based on the Closing Exchange Rate.

“Newco Contribution Amount” shall mean $75,000,000 plus the absolute value of the Cash Shortfall, if any, less $1,000,000 to be retained by Newco less the Founder Contribution Amount, if any (until the Founder Contribution Amount is actually received by Newco, at which time such amount shall be included in the Newco Contribution Amount).

“Open License Terms” has the meaning set forth in the definition of “Public Software”.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any arbitrator, Government Entity or other tribunal or authority of competent jurisdiction.

“Ordinary Course of Business” means, with respect to a Group Company, the usual, regular and ordinary course of business of such Group Company consistent with past custom and practice.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCBs” has the meaning set forth in Section 2.24.

“Permits” has the meaning set forth in Section 2.18.

“Permitted Liens” means Liens for (a) Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, in either case for which appropriate reserves have been established in accordance with US GAAP or Korean GAAP, as applicable, (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; and (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, provided such liens are not material to the business, operations and financial condition of the Group Company and are not resulting from a breach, default, violation by the Group Company of any Contract or Law.

“Person” means an individual, partnership, corporation, limited liability company, association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Personal Data” means all data relating to one or more individual(s) who can be identified from such data or from such data and other information which is in the possession of, or is likely to come into the possession of, the Group Companies.

“Privacy Agreements” has the meaning set forth in Section 2.13(b).

“Privacy and Data Security Policies” has the meaning set forth in Section 2.13(c).

“Pro Rata Portion” has the meaning set forth in Section 8.6(b).

“Public Software” means any software, libraries or other code that is licensed to any Group Company under Open License Terms. The term “Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; or (c) the express granting of a royalty—free license to any third party under proprietary rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website. Any software licensed to a Group Company under less restrictive free or open source licensing and distribution models such as the MIT license, Boost Software License, or the Beer Ware license or any similar licenses, and any software that is dedicated to the public domain is also “Public Software.”

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Registered Intellectual Property” has the meaning set forth in Section 2.17(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Closing Date, by and among Investor, Newco and Trailblazer, substantially in the form of Exhibit G.

“Related Software” has the meaning set forth in the definition of “Public Software”.

“Representative” has the meaning set forth in Section 5.7.

“Requirements of Law” means, with respect to any Person, any Law or Order, in each case binding on that Person or such Person’s property or assets.

“Restrictive Covenants Agreement” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Transaction Tax” means the securities transaction tax (jeung-kwon-guh-rae-sae) imposed under the Securities Transaction Tax Law of Korea in relation to the transactions described herein.

“STT Return” has the meaning set forth in Section 1.8.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation) or (c) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with Applicable Accounting Principles as of such date. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means (a) U.S. federal, state, provincial, county, local, non-U.S. or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales or use, transfer, registration, excise, utility, environmental (including taxes under Code Section 59A), communications, real or personal property, escheat and unclaimed property obligations, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), health insurance, premiums, government pension plan, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, Korean CGT, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority or other Government Entity in connection with any item described in clause (a) above, and (c) all amounts described in clauses (a) and (b) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Attribute” means any net operating loss, capital loss, deduction, Tax credit, and other similar items.

“Tax Indemnity Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means the U.S. Internal Revenue Service, Korea National Tax Service and any other Government Entity responsible for the imposition, administration or collection of any Tax.

“Third Party” means any Person other than a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.4(a).

“TMON” has the meaning set forth in the recitals to this Agreement.

“TMON Audited Financial Statements” has the meaning set forth in Section 2.6.

“Trailblazer” has the meaning set forth in the preamble to this Agreement.

“Trailblazer Cash Amount” shall mean $285,000,000, less the amount of any Cash Shortfall.

“Trailblazer Contribution” means the contribution of all of the LS Interests by Trailblazer to Newco in exchange for the Trailblazer Cash Amount.

“Trailblazer Distribution” has the meaning set forth in the recitals to this Agreement.

“Trailblazer Indemnifiable Losses” has the meaning set forth in Section 8.2.

“Trailblazer Indemnified Persons” has the meaning set forth in Section 8.2.

“Trailblazer Indemnitor” has the meaning set forth in Section 8.11.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transaction Costs” means (i) the obligations of any Group Company and such Group Company’s Affiliates for all legal and other expenses incurred, or for which any Group Company or such Affiliate is liable, in connection with the transactions contemplated hereby and the other Transaction Documents and the general sale process relating to the sale of a Group Company, whether invoiced before or after the Closing (including (x) any fees and expenses of (A) DLA Piper, (B) Deutsche Bank Securities Inc. and (C) certain other advisors of the Group Companies and Affiliates thereof and (y) success-based fees and expenses and legal fees and expenses), (ii) payments made pursuant to or upon the termination of any Affiliate Agreements set forth on Schedule 2.20 and (iii) the aggregate amount of any bonuses paid or payable as a result of the transactions contemplated hereby (including all employer-side payroll Taxes arising therefrom).

“Transaction Documents” means, collectively, this Agreement and all other agreements, certificates and instruments contemplated by this Agreement.

“Transfer Value of the LS Interests” shall mean the Korean Won equivalent of $605,000,000 (calculated based on the Closing Exchange Rate), less the amount of any Cash Shortfall (in Korean Won). For the avoidance of doubt, the Parties acknowledge and agree that payment by Investor of 25% of the Securities Transaction Tax as provided herein does not affect the Transfer Value of the LS Interests.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6.

“Unregistered Intellectual Property” has the meaning set forth in Section 2.17(a).

“US GAAP” means United States generally accepted accounting principles, consistently applied.

“Work” has the meaning set forth in the definition of “Public Software”.

ARTICLE XI

Miscellaneous

11.1. Fees and Expenses. Except as otherwise provided in this Agreement, (a) Investor shall pay all costs and expenses incurred by Investor and Newco in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, (b) Trailblazer shall pay at or prior to the Closing all costs and expenses incurred by Trailblazer or the Group Companies in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (i) all Transaction Costs, (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals on behalf of any Group Company in connection with the consummation of the transactions contemplated hereby and (iii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the transactions contemplated hereby and (c) Newco shall pay up to $100,000 of any Founder Expenses incurred.

11.2. Press Release and Announcements.

The parties will issue a joint press release with respect to the execution and delivery of this Agreement, which shall be reasonably agreed upon by Trailblazer and Investor. Trailblazer and Investor shall thereafter consult with each other before either of them or any of their Affiliates issue any additional or subsequent press release or other public document or statement or communication to the press (whether or not for attribution), or schedule any press conference or conference call with investors or analysts relating to this Agreement or the terms, conditions or other matters contained herein or relating to the transactions contemplated by this Agreement and shall give the other party a reasonable opportunity to comment upon any such press release or other communication and shall not issue any such press release or make any such other public statement before such consultation. Nothing in this Section 11.2 shall require either of Investor or Trailblazer to obtain consent to make any public announcements or disclosures or schedule any press conferences or conference calls (a) in such form as may be required by the rules of the applicable national securities exchange, applicable accounting principles or any other applicable Requirements of Law (in which case the party required to make the release or other communication shall use its commercially reasonable efforts to allow the other party reasonable time to comment thereon to the extent practicable) or (b) that only contain statements that are consistent with Trailblazer’s or Investor’s press releases or other public documents, statements or communications previously approved pursuant to this Section 11.2.

11.3. Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the transactions contemplated by this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason.

11.4. Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by all parties hereto. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

11.5. Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Trailblazer prior to the Closing without the prior written consent of Investor, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Investor without the prior written consent of the other parties hereto (provided that Investor may assign this Agreement and its rights and obligations hereunder without such prior written consent to any Permitted Transferee (as defined in the Limited Partnership Agreement) of Investor and provided further that Investor may, without the written consent of any party hereto, assign and delegate any of its rights hereunder to any Affiliate), and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Newco without the prior written consent of the other parties hereto. Notwithstanding anything to the contrary in this Agreement, Investor may, directly or indirectly, assign to the Founder the right to purchase up to 2,000,000 Class A Units (the “Founder Class A Units”) for an aggregate purchase price of up to $10,000,000 (the “Founder Contribution Amount”); provided that no such assignment shall relieve Investor of its obligations to contribute all of the Investor Investment Amount (including all of the Founder Contribution Amount) to Newco in the event the Founder fails to consummate the Delayed Closing pursuant to Section 11.18.

11.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, the provision that is as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable shall be automatically deemed to be added to this Agreement.

11.7. Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

11.8. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “if” means “if and only if.” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America, all references to “KRW” will be deemed references to the lawful money of the Republic of Korea, and any amounts denominated in currency other than the lawful money of the United States of America on any date of determination shall be deemed to be the equivalent in dollars of such currency determined by using the Closing Exchange Rate.

11.9. Entire Agreement. This Agreement, the Limited Partnership Agreement attached hereto as Exhibit D and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including that certain Term Sheet, dated as of March 11, 2015, by and among Groupon, Kohlberg Kravis Roberts & Co. L.P. and Anchor Equity Partners Fund I, L.P.

11.10. No Third Party Beneficiaries. Except with respect to the Investor Indemnified Persons and the Trailblazer Indemnified Persons, who shall be Third Party beneficiaries hereunder, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

11.11. Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Exceptions to any representations or warranties disclosed in one section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement only to the extent that the exception’s relevance or applicability to information called for by such other Section or Sections is reasonably apparent on its face from a plain reading of the text or information disclosed (without reference to any document(s) disclosed therein or further inquiry that such disclosure would qualify other Section or Sections), notwithstanding the omission of a reference or cross reference thereto; provided that, disclosure of any fact, circumstance or information shall be deemed to be disclosed on Section 2.11 of the Disclosure Schedule only if expressly set forth thereon, without cross references. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.12. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

11.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.13 WITH ANY PERSON AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.14. Consent to Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 11.15.

11.15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile or email upon electronic confirmation thereof, when received after being sent to recipient by U.S. First Class mail (postage prepaid), or when received after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Investor and Trailblazer at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Trailblazer:

Groupon, Inc.

600 W. Chicago Ave., Suite 400

Chicago, Illinois, 60654

Attn: Dane Drobny

with a copy (which shall not constitute notice to Trailblazer) to:

DLA Piper LLP (US)

203 N. LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attn: Richard E. Ginsberg

If to Investor:

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Attn: David Sorkin

 Daniel Lee

Email: david.sorkin@kkr.com

 daniel.lee@kkr.com

and

Anchor Equity Partners (Asia)

Limited 902, 28 Hennessy Road

Hong Kong

Attn: Sean Choi

Facsimile: +852-3998-4961

Email: sean.choi@anchorpe.com

with a copy to (which, in each case, shall not constitute notice to Investor):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Sean Rodgers and Leo Greenberg

Facsimile: 212-446-6460

Email: sean.rodgers@kirkland.com

    leo.greenberg@kirkland.com

and

Weil, Gotshal & Manges LLP

29th Floor, Alexandra House

18 Chater Road

Hong Kong

Attn: Peter Feist

Facsimile: +852-3015-9354

Email: peter.feist@weil.com

11.16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

11.17. Non-Recourse. All Actions, proceedings, obligations, Losses or causes of action (whether in contract, in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or the other Transaction Documents, (ii) the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement or the other Transaction Documents and (iv) any failure of the transactions contemplated by this Agreement or the other Transaction Documents to be consummated, in each case, may only be made against (and are those solely of) the Persons that are expressly named as parties hereto. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any past, present or future direct or indirect equity holder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, Representative, or assignee of any party to this Agreement, nor any past, present or future direct or indirect equity holder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, Representative or assignee of any of the foregoing, shall have any liability (whether in contract, tort, equity, Law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise), it being expressly agreed and acknowledged that no personal Liability or Losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv).

11.18. Delayed Closing with Respect to Certain Class A Units. In the event that Investor makes or intends to make the assignment contemplated by the last sentence of Section 11.5, the purchase and sale of such Class A Units (or indirect interest therein) (the “Delayed Closing”) shall take place at a date and time specified by Investor upon reasonable advance written notice to Founder, but in any event no later than six (6) months following the Closing and otherwise in accordance with the provisions of Sections 1.6, 1.7 and 1.8 of this Agreement. The obligation of the Investor or its assignee to purchase such Class A Units shall be irrevocable and shall be deemed for all purposes to have been completed as of the Closing Date.

* * * * *

The parties hereto have executed this Investment Agreement on the date first written above.

MONSTER PARTNERS LP

BY:	Monster Partners GP LLC
ITS:	General Partner

By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Vice President and Assistant Secretary

MONSTER HOLDINGS LP

BY:	Monster Holdings GP LLC
ITS:	General Partner

By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Vice President and Assistant Secretary

GROUPON TRAILBLAZER, INC.

By:	/s/ Jason Harinstein
Name:	Jason Harinstein
Title:	Senior Vice President

[Signature Page to Investment Agreement]